As filed with the Securities and Exchange Commission on     July 11, 2001
                      Registration No. 333-87701

                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                              AMENDMENT NO. 9 TO
                               FORM SB-2
        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            MAG-WELL, INC.
   (Exact name of Small Business Issuer as specified in its charter)

       Texas                3533              74-2506600
  (State or other     (Primary standard    (I.R.S. employer
  jurisdiction of        industrial         identification
  incorporation)     classification code        number)
                           number)

         404 Lakeview Drive            122 East Wisconsin
         Boerne, Texas 78006         Edinburg, Texas  78539
           (830) 249-2610                 (800) 488-1278

   (Address and telephone number of principal executive offices and principal place of business)

                        William W. Dillard, Jr.
                          404 Lakeview Drive
                          Boerne, Texas 78006
                            (830) 249-2610

       (Name, address and telephone number of agent for service)

                              Copies to:
                         Thomas C. Cook, Esq.
                      Thomas C. Cook & Associates
                    4955 S. Durango Dr., Suite 214
                     Las Vegas, Nevada 89113-0157
                            (702) 952-8519

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / /__X__

  If  this  Form  is  filed to register additional  securities  for  an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for
  the same offering.     / / ________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier
  registration statement for the same offering.     / / ________

  If  the delivery of the prospectus is expected to be made pursuant to
  Rule 434,  please check the following box.     / / ________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

/1/

                   CALCULATION OF REGISTRATION FEE


 Title of Each Class    Proposed Maximum       Maximum      Amount of
 of Securities to be   Offering Price per     Aggregate     Registration
     Registered               Unit          Offering Price      Fee
                                                 (1)
------------------------------------------------------------------------
Common Stock, $0.001     $1.00 Per Share      $5,000,000      $1,390.00
    par value (1)
 5,000,000 shares of
    Common Stock
------------------------------------------------------------------------
Total                    $1.00 Per Share      $5,000,000      $1,390.00
5,000,000 shares of
Common Stock
------------------------------------------------------------------------
(1) Estimated solely for purposes of calculating the registration fee.













/2/

  Prospectus

                            Mag-Well, Inc.

                             Common Stock
                    _______________________________






Mag-Well, Inc. is attempting to sell up to 5,000,000 shares of common stock and the offering will not be completed unless a minimum of 500,000 shares are sold. There is no minimum purchase requirement. The offering will end on the date 365 days from the date that this registration statement becomes effective. Proceeds from this offering will be held in escrow.

Neither the Nasdaq National Market nor any national securities exchange lists our common stock. Prior to this offering, there has been no public market for our common stock. These common shares are being sold through the efforts of our officers and directors. No commissions will be received for their sale. There can be no assurance that a market for our securities will develop. The offering price may not reflect the market price of our shares after the offering. The initial public offering price has been arbitrarily determined by us and bears no basis in relation to assets, book value or any other established criteria of value.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. (See "Risk Factors" starting on Page 7).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                      Per      Total       Total
                     Share    Minimum     Maximum

Public Offering      $1.00    $500,000   $5,000,000
 Price
Proceeds to Mag-     $1.00    $500,000   $5,000,000
 Well, Inc.

     During the offering period, we are required to update this prospectus to reflect any facts or events arising after the effective date of the registration statement filed with the SEC that represent a fundamental change in the information set forth in the registration statement.









        ______________________________________________________
                            Mag-Well, Inc.
                          404 Lakeview Drive
                           Boerne, TX 78006
                            (830) 249-2610

                Date of this Prospectus is July 11, 2001

/3/

                           TABLE OF CONTENTS
                                                                    Page

Prospectus Summary                                                    5
Risk Factors                                                          7
Use of Proceeds                                                      12
Dividend Policy                                                      13
Plan of Distribution                                                 14
Capitalization                                                       15
Dilution                                                             16
Management's Discussion and Analysis of Financial Condition          17
Our Special Note Regarding Forward Looking Statements                23
Business of the Company                                              24
     Industry Background                                             24
     Competition                                                     24
     Mag-Well, Inc. Patent and Product Description                   25
     Manufacturing Process                                           26
     Definition of Success                                           26
     Target Markets                                                  27
     Oil & Gas Treatment                                             27
     Diesel Fuel Treatment                                           28
     Heat Transfer Treatment                                         29
     Business Growth Strategy                                        30
     Marketing Strategy                                              31
     Operations Strategy                                             32
     Business Condition                                              33
     Facilities                                                      33
     Employees                                                       34
     Legal Proceedings                                               34
Management                                                           35
Executive Compensation                                               37
Security Ownership of Certain Beneficial Owners
 and Management                                                      38
Stock Option Plan                                                    38
Certain Transactions                                                 39
Description of Securities                                            41
Legal Matters                                                        42
Experts                                                              42
Additional Information                                               42
Shares Eligible for Future Sale                                      43
Accounting, Tax, Insurance and Legal Issues                          44
Part F/S: Mag-Well, Inc., Financial                                  45
Statements
Signatures                                                           66

/4/

PROSPECTUS SUMMARY
     This summary does not contain all of the pertinent information necessary to make an informed investment decision. Please read the entire prospectus and each exhibit carefully, paying special attention to the "Risk Factors", before making any decision on the suitability of this investment.

Our Business

     Mag-Well, Inc. was incorporated in Texas on June 20, 1988 to develop, manufacture and distribute Magnetic Fluid Conditioners (or "MFCs") that address the problems associated with the build up of scale and wax deposits within pipes and accompanying equipment. These build-ups act to restrict the flow of fluid through pipelines and machinery. MFCs consist of a series of powerful, magnetic circuits mounted in a casing equipped with standard pipe threads or flanges at either end. The tool is installed directly in the pipeline so that the fluid passes through the magnetic fluid conditioner. Furthermore, through the utilization of magnets in this process, no external electrical power or recharging is required. Currently, we provide our products mainly to oil and gas companies, and on a more limited basis to water treatment plants. Diesel-driven machines like boats and transportation vehicles (i.e. 18-wheelers) also can benefit from the use of our products. Utilizing our tools has resulted in the progressive removal of solids from:

  (a)  oil and gas pipes;
  (b)  boilers;
  (c)  water towers;
  (d)  heat-exchange units; and
  (e)  domestic hot water systems.

Our Objective

     Our objective is to generate revenues by offering a number of industries a way to improve the efficiency of fluid transfer through the use of our magnetic fluid conditioning technologies. To achieve this objective, our priorities for the next 12 months of operations are as follows:

  (a)  develop and expand our organizational structure;
  (b)  further advance product research and development;
  (c)  increase international sales through alliances;
  (d)  implement an aggressive marketing campaign; and
  (e)  upgrade facilities and equipment.

     We cannot guarantee to our current shareholders and potential investors that we will be able to effectuate the objectives described above.

Our Magnetic Fluid Conditioners

     Our MFC tools are categorized based on their intended application:
      (a) oil & gas;       (b) diesel fuel; and         (c) water.

Each tool is custom-built according to specific parameters provided to us by our clients. The diameter and length of the magnetic fluid conditioner will depend on the volume of fluid and the intensity of the treatment. The length of the tool can vary from 12 inches to 120 inches. The following images are samples of the types of MFC tools we produce:









        Oil & Gas MFC          Diesel Fuel MFC         Industrial Water MFC

/5/

Summary of Selected Financial Data

    We have set forth below financial information regarding Mag-Well, Inc. for the years ended December 31, 2000, 1999 and 1998 and for the three months ended March 31, 2001 and 2000. This information is only a summary and has been derived from our audited and unaudited financial statements, including the related notes. You should read this financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements and notes.

                                                             Three Months
                          Year Ended December 31            Ended March 31,
                       2000        1999        1998        2001       2000
                    ----------  ----------  ----------  ----------  ----------
                                                        (Unaudited) (Unaudited)
Statement of
 operations data:
Total revenue       $  330,245  $  330,749  $  206,326  $   72,643  $   31,521
Cost of goods sold  $  284,888  $  226,957  $  150,958  $   68,660  $   40,636
General and
 administrative
 expenses           $  281,693  $  164,815  $  314,210  $   60,716  $   42,317
Other Expenses      $   44,509  $   33,439  $  (39,826) $    7,603  $    5,210
Loss before         $
 extraordinary gain $ (280,845) $  (94,462) $ (298,668) $  (64,336) $  (56,642)
Extraordinary gain  $        -  $   18,448  $        -  $        -  $        -
Net Loss            $ (280,845) $  (76,014) $ (298,668) $  (64,336) $   (56,642)
Extraordinary gain  $        -  $        *  $        -  $        -  $        -
Loss Per Share
(basic and diluted):$    (0.02) $    (0.01) $    (0.02) $        *  $        *
Weighted average
shares outstanding  12,313,000  12,264,000  12,000,000(1) 12,313,000 12,313,000

*Less than $.01 per share
-------------------------------------------------------------------------------
(1) As adjusted to give effect to 120 to 1 forward stock split in 1999.

                         As of         As of     As of March
                     December 31,  December 31,    31, 2001
                         2000          1999      (Unaudited)
                     ------------  ------------  ------------
Balance sheet data:

Working capital
 (deficit)           $  (358,384)   $  (71,600)  $  (419,636)
Total assets         $   414,307       476,123       418,215
Total current
 liabilities         $   698,227    $  479,198   $   766,471
Total long-term
 debt                $         0    $        0   $         0
Total stockholders'
 deficiency          $  (283,920)   $   (3,075)  $  (348,256)
-------------------------------------------------------------













            [Balance of this page intentionally left blank]

/6/

                             RISK FACTORS

The following risk factors should be considered carefully before making any investment decision with respect to purchasing our common stock.
We have endeavored to disclose all material risks relevant to our business.

The offering price has been arbitrarily determined, and bears no relation to our actual book value.

     An investment in shares of our common stock involves a high degree of risk and is suitable only for investors with substantial financial means and no need for initial liquidity. The offering price of the common shares has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth. The common shares are being sold through the efforts of our officers and directors, Messieurs William W. Dillard and John D. Corney. In addition, no broker/dealer has been retained as an underwriter, nor is any broker/dealer under any obligation to purchase common shares in this offering. Our officers and directors collectively have limited experience in the offering and sale of securities. Consequently, there can be no guarantee that we will be able to sell all, or any, of the common shares.

Because our company has had a history of losses since inception, there is doubt as to our ability to continue as a going concern.

     We anticipate that the maximum or mid-range proceeds from the sale of the common shares being sold in this offering will be sufficient to provide for our capital needs for the next 36 to 60 months. If we raise only the estimated minimum proceeds from this offering we may not be able to meet our planned capital requirements, and may be required to raise additional capital alternatively after this offering to meet these planned capital requirements. We will continue to lose money unless we generate sufficient revenues or obtain adequate financing through this offering. We have had a history of losses since inception, and according to our auditors, our operations raise substantial doubt as to our ability to continue as a going concern.
For the three months ended March 31, 2001 we had revenues of $72,643 and net losses of $64,336, compared to the three months ended March 31, 2000 in which we had revenues of $31,521 and net losses of $56,642.
For the year ended December 31, 2000, we had revenues of $330,245 and net losses of $280,845, while the preceding year of December 31, 1999, we had revenues of $330,749 and net losses of $76,014. The potential for futute operating losses also exists. We expect to incur up-front operating costs related to the expansion of our marketing efforts, which may result in additional losses. An exclusive manufacturing and distribution contract between Mag-Well, Inc. and a Latin American company by the name of PEMECO was terminated. Entering into new sales agreements to sell these manufactured parts required the attention of management, and hindered our ability to generate greater revenues over a several month period (see page 19 "Results of Operations"). We will not be profitable until we establish a broader customer base for our products and services and derive substantial revenues from our sale of magnetic fluid conditioners. The above outlined capital problems could negatively impact the value of our Company's common shares and could result in the loss of your entire investment.

A market may not develop for our company's stock because our company's common stock may not be included in a quotation system.

    Before this offering, there has been no public trading market for our common stock. We seek to have our shares of common stock trade in the over-the-counter market on the NASD's Over-the-Counter Bulletin Boardr, an inter-dealer automated quotation system for equity securities not included in the Nasdaq Small Cap Market SM or National Market. If we are unable to include our shares of common stock for quotation on the Bulletin Board we expect our shares to trade on the NQB "Pink Sheetsr" published by the Pink Sheets, LLC. Although the Bulletin Board has recently begun to receive greater recognition from the brokerage community, the trading volume of securities quoted on the Bulletin Board is normally substantially less than that of securities traded on the Nasdaq Small Cap Market SM and National Markets. Trading volume in Pink Sheet securities is substantially less than that of Bulletin Board securities.

    You may have more difficulty selling our securities or obtaining price quotations than if our stock was listed on the Nasdaqr or a national securities exchange, particularly if our shares are traded on the Pink Sheets. Because our common stock is not listed on any national securities exchange, our common stock may not be easily traded, not only in the amount of shares that could be bought and sold, but also through delays in the timing of transactions, and lower prices for our shares of common stock than might otherwise be obtained.
Other drawbacks would include a reduction in the number of securities analysts who follow our common stock and a lack of news media coverage for our company.

A market may not develop for our company's common stock because no underwriters or broker/dealers have agreed to make a market in our stock.

/7/

    Additionally, we are not using an underwriter to sell this issuance, and cannot guarantee that any broker/dealer will make a market in our common stock. "Making a market" means maintaining buy and sell quotations and being able to fulfill transactions at those quoted prices and in reasonable quantities, subject to various securities laws and other regulatory requirements. The development of a public trading market depends on the existence of willing buyers and sellers, which we do not control. We cannot guarantee that a regular trading market for our common stock will develop after this offering or that, if developed, it will be sustained. The ability to withstand a potential loss of all or a portion of one's investment in this offering should be considered before making an investment decision.

The trading activity in our common stock may be hindered by the applicability of penny stock regulations.

     Our common stock is subject to "penny stock" regulations and broker/dealer practices in connection with transactions in "penny stocks," which are regulated by certain penny stock regulations adopted by the SEC. A penny stock generally is any equity security with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaqr system, provided that current price and volume information with respect to transactions in the security is provided by the exchange or system). In addition, a security will be exempt from the penny stock regulations if the issuer of the security has (i) net tangible assets in excess of $2,000,000, if the issuer has been in continuous operation for at least three years, or $5,000,000 if the issuer has been in continuous operation for less than three years; or (ii) average revenue of at least $6,000,000 for the last three years. None of these exemptions currently apply to our Company.

     The penny stock regulations require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the regulations, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock regulations generally require that prior to a transaction in a penny stock the broker/dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock regulations. Due to the fact that our common stock will be subject to these penny stock regulations, you may find it more difficult to sell your securities.

Increases and decreases of demand for our products will be correlated with the fluctuation in the price of oil. Therefore, fluctuations in the price of oil may negatively impact the profitability of our company.

     An increase in demand for our products is directly correlated to an increase in oil and gas prices and the increase in activity level for exploration, development and production of oil and gas wells. A drop in oil and gas prices has in the past caused a drop in demand for our MFC's. This occured during the years of 1998 and 1999 when the per barrel price of oil declined. The lower price did not help justify the high cost of exploration, extraction and production of additional crude oil deposits. Subsequently, the oil and gas industry experienced a contraction in the exploration, development and production activities of oil and gas companies and drilling contractors.

     Price changes cause numerous shifts in the strategies, expenditure levels and purchase patterns of oil and gas companies and drilling contractors. Due to this shift, the decisions to purchase major capital equipment like the type manufactured by Mag-Well, Inc. can fluctuate dramatically. In effect, a drop in demand for our products would likely be the result of a significant reduction in oil and gas prices. The future price levels of oil and gas will have a direct impact on our Company's ability to sell its products, and the level of exploration and production-related activities will play an important role in the growth and profitability of our company, and our ability to continue as a going concern.

We do not currently carry product liability insurance, and it is questionable as to whether we will be able to in the future.

     Claims for loss of oil and gas production and damages to formations can occur. The liability for equipment being used in the well is most often associated with the operating company and not the product manufacturer (i.e. the installation may be faulty, the pipeline may be run at too high a pressure), however, we may, in the future, be named as a defendant in product liability or other lawsuits asserting potentially large claims due to litigation arising from a major accident or product loss (i.e. oil & gas) at a location where our equipment is used. Regardless, we do not carry any product liability insurance and we do not intend on obtaining this coverage. We are limited to general liability insurance from Hartford Lloyds Insurance Company with a general aggregate limit of $1,000,000, and may not be able to obtain and maintain proper insurance coverage, if required, at levels we deem

/8/

adequate and at rates we consider reasonable. It is possible that the outcome of these or any other legal and administrative proceedings could effect the ability of our Company to continue as a going concern.

The long-term success of our company depends on the protection of our patent and trade secrets. Failure to protect our patent rights could harm our operating results.

     On January 12, 1993, the U.S. Patent and Trademark Office assigned patent #5,178,757 for our magnetic fluid conditioner. We are currently planning for additional patents to fully protect our tool, and we are protecting new proprietary technology as trade secrets until appropriate measures can be taken for protection. Our success and ability to compete depends upon the protection of our patent and other proprietary rights that we have developed in relation to the application of magnetics in various MFC tools utilized for treating diesel fuel and water fluids. If we deem that other parties or organizations have infringed on our proprietary property, we will expend money filing suit against such parties or organizations to try to recover any losses incurred by said infringement. If we fail to protect or enforce our property rights successfully, our competitive position could suffer, which in turn could harm our operating results. In addition, our patent may not provide us a significant competitive advantage.

We may license our technology to third parties in foreign jurisdictions to manufacture and sell our tool under their brand name. Therefore, it may be difficult to protect or patent rights from infringement by these licensees.

     We may license our property to third parties whereby we partially develop the MFC tool and agree to grant them the exclusive manufacturing rights to complete and sell our MFC tool under their brand name. We will rely on non-compete and non-circumvent provisions (agreements) to protect the intellectual property that we currently own and plan to develop. If we believe that if a third party, who may be located in a foreign jurisdiction, has infringed on our proprietary technology, we may expend capital defending our property. If unsuccessful, our efforts can result in loss of capital for our operating budget. Third parties may misappropriate our proprietary technology, and it cannot be guaranteed that these provisions (agreements):

  (a)  will provide sufficient protection;
  (b) will limit others from developing products and services that are similar or superior to those of our magnetic fluid conditioner technology; or
  (c) will prevent third parties from copying or obtaining and using proprietary information without our authorization.

The necessity to enforce or defend a patent infringement claim, should it arise, could result in our inability to meet our financial obligations.

     Policing unauthorized use of proprietary and other intellectual property rights could entail significant expense and could be difficult or impossible for our company given our financial state. In addition, we face the risk of third parties bringing claims that a process or feature relevant to our magnetic fluid conditioner violates a patent, copyright or trademark specific to their party. Any claims of infringement, with or without merit, could be time consuming to defend, result in costly litigation, divert our management's attention or require us to enter into costly royalty or licensing arrangements to prevent us from using important technologies or methods, any of which could result in our inability to meet our financial obligations.

Our management and operations are largely dependant upon the efforts of Mr. Dillard and Mr. Corney. The loss of either of them could jeopardize our continued operations.

     Our ability to successfully offer our products and implement our business growth strategy requires an effective planning and management process. Our existing management consists of Messieurs William W. Dillard and John D. Corney. Given that Mr. Dillard oversees the management and direction of our company and that Mr. Corney is responsible with regards to the manufacturing and development of our MFC technology, their loss could affect our ability to continue as a going concern.

Our profitability depends on the hiring and training of an effective sales force, which has not been accomplished yet.

     We will continue to increase the scope of our operations domestically and internationally through the hiring and development of a sales force for our target markets. An increased sales force will allow us to attract new customers and provide additional customer support and service. If we are unable to give the proper training, our expectations of increasing our clientele and sales of MFC's could be hindered, and the profitability of our Company reduced.

Our current financial and managerial controls, reporting systems and procedures may be inadequate as our business grows.

/9/

     We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures. If we experience delays or cost overruns in implementing this system or if this system is not as effective as we anticipate, we could experience significant difficulties in managing our supply chain. In addition, we will need to continue to expand, train and manage our work and sales force. Furthermore, we expect that we will be required to manage multiple relationships with various customers and other third parties. This anticipated growth and our expected growth in future operations will place a significant strain on our management and resources.

Purchasers in this offering will have a limited voice in the our affairs.

     Currently, officers and directors as a group directly own 8,738,000 shares of common stock or 70.97% of the 12,313,000 shares of common stock outstanding. Assuming all 5,000,000 shares of this offering are sold, the officers and directors will still directly own 50.47% of the issued and outstanding common stock - giving the individual investor a limited say in matters relating to our direction and management. Therefore, the decision-making ability of the acting management team will play a major role in determining our future health.

The use of a portion of the proceeds from this offering will be at the discretion of management. Therefore, if we do not use our discretion wisely, our long-term success could suffer.

     Although a portion of the net proceeds of this offering is intended for specific uses, the balance will be available for whatever management deems appropriate for our future success. Generally, this will include:

  (a)  working capital;
  (b)  fees associated with our future capitalization strategy; and
  (c)  general corporate purposes.

     Therefore, the application of the net proceeds of this offering is substantially within the discretion of our management. You will be relying on our management and business judgment based only upon limited information about our specific intentions. Achieving our financial and strategic objectives cannot be guaranteed with the application of the net proceeds of this offering.

Those in the oil industry as a viable alternative to current technologies available and in use may not accept our products.

     While magnetic field technology is relatively new, it is possible that alternative technologies could be developed that would make MFC's obsolete. In addition, magnetic field technology is not completely understood by many engineers and scientists in the global market, and there may be a longer "lag time" or delay than is currently projected before sales increase to profitable levels for our company. This slow acceptance process can be traced directly to oil field workers who have approached this new technology with a great deal of skepticism. Generally, field-employees-managers of very large oil companies have long established relationships with their vendors and are not likely to adopt new scientific innovations. If the adoption of MFC technology takes longer than anticipated, and these potential revenues are delayed or never realized, our ability to continue to meet our capital requirements would be jeopardized.

We generate a significant portion of our revenue from sales to companies in foreign countries. Political instability in any of those foreign countries could negatively impact the profitability of our company.

     "Risks of International Sales" are those risks faced by companies that do business overseas. Our International revenues as a percentage of total revenues were 46% in 1997, 16% in 1998, 28% in 1999 and 52% in 2000 (see Note 1 to Financials). Between 1997 & 1999 we sold tools to the following countries: Australia, Austria, Brunei, Canada, Germany, India, Indonesia, Kazakhstan, Malaysia, Mexico, Russia, Singapore and Venezuela. In 2000 we sold tools to Kazakhstan, Nigeria, Gabon (a company based in France), Venezuela, and Syria. Moving forward into 2001 we plan to continue selling our products to each of these countries as well as expanding into other countries through the efforts of our international sales representatives. From January 1, 2001 to present we have had sales in Venezuela and Malaysia. We have not sold tools to any new countries in 2001, however, we currently have outstanding quotes in two new countries: Romania and Azerbaijan. The risks associated with doing business in foreign markets mainly relate to the political environment in each particular country and its impact on our ability to enforce the stipulations set forth in each individual contract. Although over the past 7 years we have not experienced a default on our contracts, in September 2000 we terminated a contract with a Venezuelan company for failure to honor the payment terms under the agreement. The company was not of sufficient size for us to obtain a sufficient amount of payment insurance to warrant our delivery of the manufactured parts. The inability to obtain a sufficient level of payment assurance is a risk when dealing with overseas companies. The risk of a potential default due to the varaties of conducting business outside the U.S. does

/10/

exist and should be considered before making an investment in our Company. Our ability to successfully execute contracts with foreign companies will be a determining factor in the profitability of our Company and ultimately the value of your investment.

Investors may not earn interest on their money invested with us while it is in escrow.

    Investors will not receive any return on their money submitted with their subscription should the minimum offering requirement be reached. At the close of escrow, all subscriptions and any income received thereon will be paid directly to us. Should the minimum offering not be reached, interest will be paid up to the date the funds are removed from escrow. It could take 365 days to receive back one's initial investment and interest because subscriptions are irrevocable during the offering period.

The value of your investment may decrease between the time you invest and the time a certificate is issued to you.

     Investors could lose money because the market value of our shares might decrease between the date that we close the offering and when we provide you with certificates thirty days later. An investor is unable to sell their shares of stock until they are physically in the possession of the stockbroker with whom he or she is placing the sell order. However, trading in our common stock may occur prior to the receipt of your certificate. Therefore, the price offered for our common stock may be lower at the time your certificates are issued than at the time your investment was first made resulting in a loss of part or all of your investment.












            [Balance of this page intentionally left blank]


/11/


                            USE OF PROCEEDS

     The gross and net proceeds that we will receive from the sale of the common stock cannot be fully determined. The following table shows the use of proceeds in 3 different situations depending on the success of our offering. In each case, we assume our offering expenses will be approximately $ 71,390. These expenses include, but are not limited to, printing advertising, accounting and legal fees and other miscellaneous items. The expenses of this offering shall not exceed a maximum of 10% of the aggregate offering.


  GROSS OFFERING:  MAXIMUM               MID-RANGE          MINIMUM
                  $5,000,000            $2,500,000          $500,000
                  ----------            -----------        -----------
                  Approximate           Approximate        Approximate
  Application of    Dollar                 Dollar              Dollar
  Proceeds          Amount   Percentage   Amount  Percentage  Amount   Percentage
                  ----------- --------- --------- ---------  --------- ----------
  Marketing and
  sales            $1,000,000    20.00% $  500,000   20.00%  $100,000   20.00%

  Research and
  development (a)     700,000    14.00%    200,000    8.00%         0       0%

  Manufacturing
  upgrades            800,000    16.00%    300,000   12.00%         0       0%

  Office expansion    100,000     2.00%     50,000    2.00%         0       0%

  Offering expenses    71,390     1.43%     71,390    2.86%    71,390   14.28%

  Salaries            500,000    10.00%    350,000   14.00%         0       0%

  Debt Reduction(b)   350,000     7.00%    350,000   14.00%   100,000   20.00%

  Working  capital,
  primarily general
  & Administrative
  expenses           1,478,610   29.57%    678,610   27.14%   228,610   45.72%
                    ----------  ------- ----------  -------  --------  -------
  Total Proceeds    $5,000,000  100.00% $2,500,000  100.00%  $500,000  100.00%

  Net proceeds,
  after deducting
  offering expenses $4,928,610   98.57% $2,428,610   97.14%  $428,610   85.72%



NOTES TO USE OF PROCEEDS:

  (a) Currently, patent applications are included in the line item labeled "Research and Development." We believe, however, that given a minimum offering scenario, the proceeds raised will not be sufficient to support additional research and development, nor to cover the costs associated with the filing of new patent applications.

  (b) Any reduction of debt made possible by this offering would be applied to the following in the order assigned: (1) $59,674 balance outstanding on $110,000 original face note 10% due 10/01/2000 (2) $74,690 balance outstanding on $50,000 original face note 10% due 10/01/2000 (3) $51,091 balance outstanding on $100,000 original face note 16% due 10/01/2000 (4) $73,615 balance outstanding on Chase Bank variable rate line of credit (annual interest rate 10%) (5) $55,043 balance outstanding on MBNA variable rate credit card (annual interest rate 13.99%) (6) $15,024 balance outstanding on American Express variable rate credit card (annual interest rate 15.30%) (7) $26,045 balance outstanding on Suntrust line of credit (annual interest rate 15 %). These figures represent the outstanding debt held by Mag-Well, Inc. as of the date of this filing. Notes (1), (2) & (3) referenced above are currently past due.

     Our allocation of net proceeds represents our best estimates for their usage. We may reallocate some of the proceeds if our plans change. We have broad discretion as to the application of a significant portion of the net proceeds without having to seek the approval of the investors in this offering. Future events may cause us to reallocate our resources, including cash, for uses not presently contemplated by us. We believe that the maximum or mid-range net proceeds from this offering and revenues generated by planned operations will satisfy our working capital needs for the next 36 to 60 months. If we raise only the estimated minimum proceeds from this offering, we will be able to continue existing operations for a period of at least the 365 day maximum offering period, but will not be able to meet our planned capital requirements as outlined in the table above and as described on page 18 "Plan of Operation".

/12/

                            DIVIDEND POLICY

     We have not paid any cash dividends to date, and we do not anticipate paying any cash dividends on our common stock in the near future. We intend to retain earnings:

  (a)  to finance the expansion of our business;
  (b)  for additional and continued research and development; and
  (c)  for other general corporate purposes.

     Any payment of future dividends will be at the discretion of our Board of Directors and will depend upon, among other factors, our:

  (a)  earnings;
  (b)  financial condition;
  (c)  capital requirements;
  (d)  level of indebtedness; and
  (e)  contractual restrictions with respect to the payment of dividends.













            [Balance of this page intentionally left blank]

/13/

                         PLAN OF DISTRIBUTION

     We are offering up to 5,000,000 shares of common stock at an offering price of $1.00 per share. There is no minimum purchase requirement to invest in our common stock. We will sell this offering on a "best efforts" basis through our directors and executive officers, none of whom will receive any commissions or other form of remuneration. Before the commencement of this offering, there are 12,313,000 shares of common stock outstanding. If the shares being offered are sold, we will receive proceeds totalling $5,000,000 given maximum, $2,500,000 given mid-range or $500,000 given minimum offering scenarios before deducting offering expenses and applicable fees. We are issuing these shares according to the federal registration provisions required by the SEC and the Securities Act of 1933.

     Shares will be sold through the efforts of our officers and directors. Consequently, there can be no assurance that all, or any, of the shares will be sold. As of the date of this prospectus, we have not entered into any agreements or arrangements for the sale of the shares with any broker/dealer or sales agent.

     In order to comply with the applicable securities laws of certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which we have complied.

How to Subscribe

     You can purchase common stock in this offering by completing a "Subscription Agreement" (attached as Exhibit 99a) and sending it, together with payment in full to "Chase Bank of Texas c/o Escrow Agent:
Mag-Well, Inc." located at 600 Travis Street, Suite #1150, Houston, TX 77002. All payments must be made in United States currency; either by personal check, bank draft or cashiers check. There is no minimum purchase requirement. Your failure to pay the full subscription amount will entitle us to disregard your subscription. Your subscription is not binding and will not become effective unless and until it is accepted. We have 30 business days after receipt to either accept or reject the subscription. Any subscription rejected within this 30-day period will be returned to the subscriber within 5 business days of the rejection date. Furthermore, once a subscription agreement is accepted, it will be executed without reconfirmation to or from the subscriber. Once we accept a subscription, it cannot be withdrawn by the subscriber. We will notify accepted subscribers within 30 days after the close of the offering.

Minimum Offering

     If a minimum of 500,000 shares are not subscribed for within 365-days following the effective date of the registration statement of which this prospectus is a part, the offering will automatically terminate and all funds received from subscriptions of the shares will be returned promptly to the subscribers including their pro-rated, accrued interest. The money held in escrow, according to item #5 of the escrow agreement entitled Investment of the Deposit, will be invested only in the Fidelity
Treasury Money Market Fund #77. The amount of accrued interest owed will be based on the interest rate of this money market fund from the time the purchaser made the deposit until the time the funds are removed from escrow. There is no way to determine what this money market fund rate will be, nor will it remain fixed over the escrow period. Once the minimum of 500,000 shares are subscribed for, we can close the offering at our discretion up to 365 days from the effective date of the registration statement or when the maximum of 5,000,000 shares are sold. Any closing will occur no later than 365 days from the effective date of the registration statement. Chase Bank will release the funds from the escrow account only at closing, and any income received thereon, for deposit into the corporate account of Mag-Well, Inc. At the closing, shares will be sold to the investors. There will only be one closing of escrow related to this offering. Shares that remain unsold at the closing will not be sold in this offering. We will make every effort to determine that subscribers are resident in those jurisdictions where Mag-Well is authorized to sell shares.

Conditions of the Offering

     Our offering will expire at 5:00 p.m. Eastern Time, 365-days from the effective date of the registration statement of which this prospectus is a part. It is entirely possible that an investors subscription may be held for this entire period while we are soliciting for additional subscriptions. We may terminate the offering at any time during its pendency at our discretion. If the offering is terminated without closing, all funds will be returned promptly to the subscribers including their pro-rated, accrued interest. In addition, if the placement of this issuance were to occur, an investor may experience a decrease in the market value of their securities between the date the offering was closed and the date on which they receive their certificates, and will not receive accrued interest on their money held in escrow.

/14/

                            CAPITALIZATION

    Our capitalization as of March 31, 2001, is set forth in the following table and is adjusted to reflect the sale of the shares being offered. (See "Part F/S: Mag-Well, Inc., Financial Statements").


                                      Pro-Forma   Pro-Forma   Pro-Forma
                                      (b) & (e)   (c) & (e)   (d) & (e)
                           Actual      Minimum    Mid-Range    Maximum
                            (a)        Offering    Offering    Offering
                         ----------   -----------  -----------  -----------
Short-Term Debt          $  766,471   $   666,471  $   416,471  $   416,471
---------------
Long-Term Debt           $        0   $         0  $         0  $         0
(Excluding short-term
portion)                 ----------   -----------  -----------  -----------

Total Debt               $  766,471   $   666,471  $   416,471  $   416,471

Stockholders' Equity
--------------------
Common Stock             $   12,313   $    12,813  $    14,813  $    17,313

Excess Paid-In-Capital   $2,443,335   $ 2,735,195  $ 4,733,195  $ 7,230,695
 (e)

Deferred Offering Costs  $ (136,250)  $         0  $         0  $         0

Accumulated Deficit      $(2,667,654) $(2,667,654) $(2,667,654) $(2,667,654)
                         -----------  -----------  -----------  -----------
Total Stockholders'
Equity/Deficit           $  (348,256) $    80,354  $ 2,080,354  $ 4,580,354

Total Capitalization     $   418,215  $   746,825  $ 2,496,825  $ 4,996,825
                         -----------  -----------  -----------  -----------


NOTES TO CAPITALIZATION:

     (a)  See "Part F/S: Mag-Well, Inc., Financial Statements."
     (b) The pro-forma minimum offering estimates assumes the minimum subscription of 500,000 shares of common stock being sold.
     (c) The pro-forma mid-range offering estimates assumes the subscription of only 2,500,000 shares of common stock being sold.
     (d) The pro-forma maximum offering estimates assumes the subscription of the entire 5,000,000 shares of common stock being sold.
     (e) These figures are net of estimates of offering expenses, which total $71,390.








            [Balance of this page intentionally left blank]

/15/

                               DILUTION

    "Dilution" represents the difference between the offering price of the shares of common stock and the net book value per share of common stock immediately after completion of the offering. "Net book value" is the amount that results from subtracting total liabilities from total assets. In this offering, the level of dilution is increased as a result of the relatively low book value of our issued and outstanding stock. This is due in part to shares of common stock issued to our officers and directors totalling 8,738,000 shares at par value $0.001 per share versus investor stock purchases from previous transactions that have ranged in the price of $0.05 to $0.50 per share. (See "Certain Transactions" on page 38). Our net book value on March 31, 2001, was a deficit of $348,256 or $(0.03) per share. Assuming all 5,000,000 shares offered are sold, and in effect we receive the maximum estimated proceeds of this offering from shareholders, our net book value will be approximately $4,580,354 or $0.265 per share. Therefore, as an investor, you will suffer an immediate and substantial dilution of approximately $0.735 per share while our present stockholders will receive an increase of $0.295 per share in the net tangible book value of the shares that they hold. This will result in a 73.5% dilution for purchasers of stock in this offering.

     In the event that only the mid-range of the offering is achieved (the sale of 2,500,000 shares), our net book value will be approximately $2,080,354 or $0.14 per share. You will suffer an immediate and substantial dilution of approximately $0.86 per share while our present stockholders will receive an increase in value of $0.17 per share in the net tangible book value of the the shares they hold. This will result in a 86% dilution for purchasers of stock in this offering.

     In the event that the minimum offering is achieved (the sale of 500,000 shares), our net book value will be approximately $80,354 or $0.01 per share. Therefore, as an investor, you will suffer an immediate and substantial dilution of approximately $0.99 per share while our present stockholders will receive an increase of $0.04 per share in the net tangible book value of the shares they hold. This will result in a 99% dilution for purchasers of stock in this offering.

     The following table illustrates the dilution to the purchaser of the common stock in this offering. The subsequent table represents a comparison of the various prices paid by individuals who have purchased shares in our company previously:


                          Minimum       Mid-Range    Maximum Offering
                        Offering (a)  Offering (a)         (a)
                        ------------  ------------   ----------------
Book  Value Per  Share    $(0.03)        $(0.03)         $(0.03)
Before The Offering

Book  Value Per  Share     $0.01          $0.14          $0.265
After The Offering

Net Increase To            $0.04          $0.17          $0.295
Original Shareholders

Decrease In Investment     $0.99          $0.86          $0.735
To New Shareholders

Dilution To New               99%            86%           73.5%
Shareholders (%)
  (a) Dilution figures were determined using audited financial statements for Mag-Well, Inc., dated December 31, 2000.


                                               Average Price
                                               Per Share Paid      SB-2
    Date          Individual/Offering            Per Period      Offering
 -------------    ---------------------------    ----------      --------
 June 20, 1998      John Corney(a)                $0.001(b)       $1.00
 December 1, 1998   William W. Dillard, Jr.(a)    $0.001(b)       $1.00
 July 1, 1994       N. Mark Varel(a)              $0.001(b)       $1.00
 Year of 1994       Regulation D, Rule 505        $50.00(b)       $1.00
 March 2, 1999      Regulation D, Rule 504         $0.05          $1.00
 April 5, 1999      Regulation D, Rule 504         $0.50          $1.00

  (a) At the time of purchase, Messrs. Corney, Dillard and Varel were officers and directors of our Company.
  (b) Price per share paid is prior to 120 to 1 stock split that occurred on February 15, 1999.

/16/

      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The following discussion and analysis should be read in conjunction with the financial statements and accompanying notes contained elsewhere in this prospectus.
General

     Since 1988, our focus has been on developing, distributing and marketing magnetic fluid treatment products mainly to the oil and gas industry. We selected this industry in the hopes of obtaining a foothold from which to demonstrate the viability and effectiveness of our products. Therefore, our profitability is heavily tied to our ability to generate sales in this one industry. The demand for our products within the oil and gas industry has been directly affected by the uncertainty of oil prices, mainly the decreasing price per barrel of oil that began in the latter part of 1997. According to Department of Energy statistics, the average domestic price of crude oil was $17.23 per barrel in 1997, $10.87 per barrel in 1998, $15.56 per barrel in 1999, $29.06 per barrel in 2000, and as of May 25, 2001 the price of domestic crude oil stood at $28.92 per barrel. As oil prices decline the investments made by large oil companies on exploration and refining also decline. A sustained period of depressed oil prices would affect our future gowth unless we are able to substantially diversify our product sales into the industrial water and diesel fuel markets. Although, we have been able to withstand the depreciated price of oil we believe that diversification in our revenue base is necessary to reduce the impact of such decreases in the future.

Liquidity

   In December 1998, we engaged the services of Campbell Mello
Associates (CMA) to consult and advise us, in conjunction with the preparation of this registration document by coordinating the information between the auditor, the bookkeeper, the attorney, and ourselves. For these services we paid $25,000 in cash and issued 272,500 (or 1% of our issued and outstanding) shares to CMA in lieu of an additional cash payment. This has been the only issuance of stock for services rendered. Additionally, in 2000 equipment purchases totaled $34,707 compared to $5,162 in 1999. The equipment purchases made in 2000 consisted of the following:

       .  Power fed drill press:  $15,238
       .  Fully automated bandsaw:  $12,000
       .  Gauss meter:  $500
       .  Drill saw:  $939
       .  Computer equipment:  $6,030

     This increased spending on equipment was necessary to update certain machinery used in operations. Although each of the afore mentioned items had a minor negative impact on the liquidity of our Company, the price of oil continues to have the greatest effect as described above.

     Our internal sources of liquidity are the proceeds received from the sale of our tools. We continue to maintain our lines of credit with Chase Bank and Suntrust. Mag-Well also receives periodic capital infusions from its President, William Dillard Jr., as needed to shore up short falls in cash flow. During the fiscal year ending December 31, 2000, there were no firm material commitments that existed for capital expenditures and there are no material commitments for capital expenditures expected for at least the next six to twelve months, however, should only the minimum proceeds be raised through this offering the possibility would exist that we may need to alternatively raise additional capital to meet our expected capital requirements. This could require us to assume additional debt and impact our ability to continue as a going concern.

     The auditor's report to our December 31, 2000 financial statements includes a paragraph that expresses substantial doubt about our ability to continue as a going concern due to our significant operating losses and limited financial resources. The impact of this report is to create an environment that makes it harder for us to borrow money at a reasonable rate of interest. In addition, future loans would most likely need to be secured by our assets and equipment, or personally guaranteed by one of our officers and directors. Potential suppliers of raw materials used in the manufacture of our products may also require more stringent payment terms. It may also be difficult to hire and retain qualified individuals based on our possible inability to continue as a going concern. Our financial statements do not include any adjustments that might result if we were unable to continue as a going concern. If we were unable to continue as a going concern, our financial statements would be adjusted to reduce the carrying amounts of assets to their estimated net realizable values and reduce the liabilities to the amounts expected to be paid.

/17/

Plan of Operation

     Our post-offering plan of operation for the next 12 months is to expand our sales and marketing efforts in the oil and gas industry, the industrial water treatment industry and the diesel fuel industry. The degree of expansion will depend on the success of the offering. We believe that the cash proceeds from this offering, given a mid-range or maximum scenario, together with forecasted revenue to be generated by expanding sales and marketing should satisfy our cash requirements for the next 3 to 5 years. With adequate funding, we will be able to capitalize and expand our business. In the past, sales personnel were on a straight commission basis. We believe that it will be necessary in the future to hire qualified oil field and industrial sales personnel on a salaried basis with commission to allow for the effective marketing of Mag-Well, Inc. products.

     Management believes our current financial position is sufficient to continue existing operations for a period through the 365 day maximum offering period from the date of effectiveness of the prospectus. If all we are able to raise is the minimum proceeds through our offering of common stock, management believes we will be able to continue operating for at least an additional 12 months. However, we will only have $100,000 to apply to marketing and sales efforts, $100,000 to apply to the reduction of outstanding debt, and no funds would be available for additional research and development (See "Use of Proceeds" page 12).
This might limit our ability to hire and retain qualified sales personnel, which would be detrimental to our sales efforts and negatively impact our ability to grow revenues. The money raised for debt reduction would be insufficient to pay-off all three outstanding past due notes given a minimum offering (See footnote (b) "Use of Proceeds page 12). Although we believe these noteholders to be supportive of our current efforts to raise capital and our future ability to repay these loans, the possibility exists that they could escalate the collection of these notes. There exists no late payment penalty owed to the holders of these past due notes. As these past due notes are unsecured, the individual would need to sue for collection. If they were to obtain a judgment against us, they could seek to attach a lein on any property that was free and clear of secured debt in order to collect on their judgement.
We would then be required to sell the prescribed assets to repay these loans, which would have a negative impact on our ability to continue as a going concern. Oil and gas prices have begun to rise over the past year, however, there is no guarantee that our revenues would increase sufficiently enough to retire the remaining outstanding debt given a minimum offering. In fact, there is normally a one year lag time between a significant rise in oil prices and a subsequent rise in our revenues. As of the date of this filing, we have not realized any material revenue increases due to the rising price of oil. Additionally, a minimum offering would not allow us to perform additional research and development to refine our MFC products to better penetrate other industries that could benefit from there use (See "Business of the Company" page 23). The following paragraph describes in detail the current status of pending sales.

  Historically, we have converted our outstanding quotes to sales at a rate of approximately 22%. Year to date, we have converted at a rate of 13%. Currently, we have outstanding 29 separate quotes from 11 different customers in 7 different countries. These quotes range in age from one to seven months. In regards to these outstanding quotes, the average unit price of a Mag-Well, Inc. MFC tool ranges from $12,460 to $118,300 per tool depending on the uniqueness, size, and material required to manufacture each specific tool. Should we convert each of these quotes into hard orders we would generate $1,226,581 in total revenue. As a comparison, for the entire year of 2000 we generated $330,245 in total revenue, in 1999 we generated $330,749 in total revenue and in 1998 we generated $206,326 in total revenue. Margins will fluctuate somewhat based on the mix of the types of tools sold (i.e. the Margin will vary based on the type of tool sold and on the location of the sale - e.g. a higher price is often received in certain overseas sales). Over half of the quotes include multiple tool orders and each quote averages $40,102 exclusive of shipping and insurance charges. Our quotes are estimated as a result of MFC product inquiries accompanied by the completion of a client information sheet. The initial quotes derived from these client information sheets are not binding but rather approximate the cost of purchase. Presently, 2 of the 11 customers are "new" to Mag-Well, Inc. and have never before used an MFC tool. As of December 2000, our outstanding quote with Shell Petroleum, Nigeria resulted in a sale order that has been paid for and fulfilled. By employing high-quality, salaried sales personnel (i.e. agents) worldwide, existing quotes can become actual purchase orders.


/18/

     If we are able to raise the mid-range or maximum proceeds of this offering, we intend to file at least two more patent applications. These patents would apply to variations of our existing tools that have been modified for use in other industries. We anticipate expenditures in the areas of research and development both internally and through the use of an outside independent research institute to aid in additional testing of our products for use in the diesel fuel and industrial water treatment markets.

     Our manufacturing plant is located in Edinburg, Texas. This plant accounts for all of the products manufactured by Mag-Well, Inc., and requires a minimal amount of capital expenditure (i.e. repair and maintenance of existing equipment) to maintain operations. We believe the plant can meet planned production levels for at least the next 2 1/2 years without the need for major upgrades or purchases of new equipment. No plans for reallocating, relocating or expanding our operations currently exists. We will consider equipment upgrades, and other operational strategies to the degree required to meet future, additional demand for our products.

Results of Operations

     Three months ended March 31, 2001 compared to the three months ended March 31, 2000

     For the three months ended March 31, 2001, total revenues amounted to $72,643. This compares to revenues generated for the three months ended March 31, 2000, of $31,521. The continual rise of the price of oil over the past year resulted in an increase in tool sales.

     For the three months ended March 31, 2001, cost of goods sold amounted to $68,660. This compares to cost of goods sold amounting to $40,636 for the three months ended March 31, 2000. This increase was attributable specifically to the production of more tools in the first three months of 2001 compared to 2000. However, the gross margin for the three months ended March 31, 2001 was $3,983 compared to ($9,115) for the three months ended March 31, 2000. The gross margin in both periods was lower than the Company has experienced historically due to the underutilization of production capacity. The Company hired production personnel on salary in early 2000 in anticipation of increased sales levels that did not occur.

     General and administrative (G&A) expenses increased by $18,399 or 43% for the three months ended March 31, 2001 to the comparable period in 2000. This increase is mainly attributable to the hiring of an Executive Administrative Assistant in charge of International Sales. International revenues as a percentage of total revenues was 52% in 2000 (as disclosed in the "Risk Factor" section page 10). As International Sales is a very important segment of our business, we believe this addition will benefit the Company.

     For the three months ended March 31, 2001, we experienced a net loss of $64,336. This compares to a net loss of $56,642 for the three months ended March 31, 2000. This is attributable to the increase in G&A expenses as described above and an increase in interest expense of $3,235. Interest expense has grown as the Company increased its debt to fund existing operations (see "Use of Proceeds" footnote (b) page 12).

Year ended December 31, 2000 compared to the year ended December 31,
1999

     In regards to revenues generated in 2000, Syrian Petroleum purchased 15 tools averaging $15,752 per tool for a total of $236,280. The first shipment of three tools occured September 29, 2000 at which time payment of $47,056 was received and recorded as revenue in 2000. Mag-Well, Inc. has an irrevocable Letter of Credit (LC) from Syrian Petroleum Co. (SPC) for a total of 15 tools. The Letter is held by the Bank of Egypt in New York. The term of the LC is one year from July 2000 - August 2001. Within that period of time, Syrian Petroleum has the right to accept the tools in three different shipments, the first of which has been requested, received, and paid for.

     The Letter of credit contains an "acceptance" clause, which requires SPC to formally request the next shipment of tools. Yet, there is no time frame within the agreement that states they are obligated to do so. Based on verbal commitments, in November of 2000 we shipped the tools prior to receiving SPC's written "acceptance letter" of the second shipment. The letter has not been received and the shipped tools have been in customs at the Damascus Airport in Syria for seven months awaiting SPC's written "acceptance". SPC has the right to extend the LC past the expiration date of 8/13/01; however, they are under no obligation to do so. If the LC is extended, then the balance due remains secured. If expiration occurs, the balance will be unsecured, but SPC would not be considered in breach of contract given the tools were shipped prior to receiving the written "acceptance letter". If the LC is not extended, the tools will be returned to our factory, and we will bear the costs associated with their return. As of the date of this filing, the status of "acceptance" remains unchanged.

     To date we have sold 25+ tools to Syrian Petroleum and have never had a default. Although dealing with third world countries does pose an increased risk of non-payment due to political unrest and other situations that are out of the Company's control, Mag-Well is willing to extend the agreement under existing terms for an additional three to six months. Because title to the tools in the subsequent shipments have not transferred to Syria Petroleum as of December 31, 2000, revenues for the $189,224 were not recorded in the year ended December 31, 2000 financial statements.

/19/

     For the year ended December 31, 2000, total revenues amounted to $330,245. This represented similar revenues as those generated for the period ending December 31, 1999, whereby we realized $330,749 in total revenues. Although, our revenues did not see an increase from 1999 to 2000 as the price of oil had begun to rise, revenues might have been larger had not the following occurred:

     An order received from PEMECO, Venezuela for $574,000 worth of tools was manufactured, crated and invoiced. The payment date for this order was originally scheduled for June 15, 2000. The payment date was subsequently moved to September 7, 2000. At the time of this order we had an agreement with the Export-Import Bank. The Export-Import Bank is a government agency that provides foreign credit insurance.
Although the Export-Import Bank ultimately approved the guarantee for the PEMECO order, the guarantee was only for $75,000. We were uncomfortable sending the nine tools, which were manufactured for PEMECO, with only $75,000 as a guarantee. Additionally, PEMECO would not send the cash difference. For that reason we terminated the PEMECO contract, which precluded our receipt of any revenues that PEMECO may have generated through the sale of our products.

     The amount the Export-Import Bank will guarantee is based on the company with which we propose to do business and not the order(s) themselves. The Export-Import Bank bases its guarantee on the likelihood the purchasing company will make good on the payment; therefore, companies viewed to have a greater likelihood of payment will have a larger payment guarantee. Payment guarantees are invoked only after we apply for and the Export-Import Bank approves the application. In the case of PEMECO, they were only approved for a $75,000 guarantee. The reason for applying for an Ex-Im Bank guarantee is if there is a likelihood that the purchaser will fail to make good on the payment. In July 2000 the Export-Import Bank approved Mag-Well's policy and guaranteed an aggregate limit of $600,000 for a term of 6 months. In January 2001 the policy expired. At this time the Export-Import Bank extended the policy for a period of 3 months. The limit during this period was reduced to $200,000 for two reasons (per the Company's agent):

          1. Mag-Well did not use the policy during the first 6 months; and
          2.   Mag-Well's varying financial condition.

     The Export-Import Bank has continually delayed the renewal of our policy. Therefore, we have decided to cancel the policy. Should we require international credit insurance in the future we will work with Penn International. This company specializes in foreign credit and political risk insurance, on a case-by-case basis. Currently, we require no such insurance coverage, but we will pursue private credit insurance for selected shipments as needed.

     Subsequently, Dr. Barquin, our PEMECO contact and a member of PEMECO's board, left PEMECO and set up a separate independent distribution company to continue distributing our products in Venezuela and Latin America. Dr. Barquin has an arrangement with our Company whereby he receives a 25% commission for each tool he sells. This percentage is industry standard. The arrangement that exists between Dr. Barquin and our Company has no specific terms, or responsibilities due either party. We do not believe this new arrangement will make it necessary for us to apply for foreign credit insurance. Of the nine tools originally manufactured for PEMECO, one has been sold to Perenco-Gabon, France. Currently we have quotes outstanding for six tools placed through Dr. Barquin. Three tools are quoted for PDVSA (Pedevesa), Venezuela, and the other three tools are quoted for Teikoku, Venezuela; one of which was a tool previously manufactured for PEMECO. A foreign credit insurance policy is not a requirement when doing business with oversees companies.

     Additionally, on February 14, 2000, Mr. N. Mark Varel resigned from doing business with Mag-Well, Inc. Mr. Varel operated an independent company under the name Mag-Well, International. He would purchase products from Mag-Well, Inc. and resell them to international sales representatives who in turn sold them to end users. Mr. Varel was also an officer of Mag-Well, Inc. prior to his resignation in February, 2000. However, as Mr. Varel operated Mag-Well, International as an independent company, Mag-Well, Inc. has no record, nor were we entitled to receive information relating to the amounts earned by Mr. Varel through the resale of our products. This relationship benefited us in that Mr. Varel would act to coordinate our international sales efforts. After Mr. Varel severed his relationship with Mag-Well, Inc., Mr. William Dillard Jr., President of Mag-Well, Inc, had to assume this role. Although all of the sales representatives were retained and relationships sustained, contracts needed to be redrawn. This also required the attention of management, and hindered our ability to generate revenues over a several month period. We believe the departure of Mr. Varel has had no other significant impact on revenues other than that previously discussed.

/20/

     In the first half of the year 2000 we were manufacturing the tools to fulfill the PEMECO order. However, this sale was not completed as described above. It should be understood that although the tools were made specifically for PEMECO this does not mean that they cannot be resold "as is" to another customer. Many other companies can utilize these manufactured tools in their wells.

     Cost of goods sold increased from 72% of total tool sales for the year ended December 31, 1999 to 88% in the comparable period in 2000. This increase was attributable to the production of lower cost tools in 1999 compared to 2000 and to the effect of the underutilization of production capacity in 2000 following the hiring of additional production personnel. Cost of goods sold will fluctuate somewhat based upon the mix of the types of tools sold.

     General and administrative (G&A) expenses increased by $116,878 or 71% for the year ended December 31, 2000 to the comparable period in 1999. This increase is attributable to the necessary costs associated with the increase in servicing the signed contracts (included as exhibits 10f through 10k) in 2000. The increase of G&A expenses was a result of the following:

  1. The hiring of an Executive Administrative Assistant in charge of International Sales, with a salary of $36,000/year.
  2.  Commissions on international sales totaling $21,000.
  3.  Developing business in Mexico, Central and South America totaling
       $40,000.
  4.  International travel expenses totaling $7,000.
  5. Legal & Professional costs associated with this offering and International long distance expenses totaling $12,878.

     Of the 6 contracts mentioned above, two tools were sold to Malaysia through Hadari Engineering Services. This sale took place in March 2001. A tool sale is not necessarily made through a contracted representative. For example, of our current outstanding quotes, only 2 quotes, Brunei and Mexico, are a result of a current contract. We receive inquiries via phone, fax and email and provide quotes accordingly. We believe that the investments we have made in international sales development are necessary if we are to expand our business and increase revenues. Although we cannot predict with any great certainty which of our existing contracts will be profitable, we do reserve the right to terminate a representative agreement should we believe it to be in the best interest of the Company.

     Interest expense increased by $5,916 or 18% compared to 1999 due to increased borrowing on the lines of credit.

     The foregoing factors resulted in a net loss of $280,845 for the year ended 2000 compared to a net loss of $76,014 for the year ended 1999.

Material Events

     During the fiscal year of December 31, 2000, we had experienced events that we deem to be material to the operations of Mag-Well.
Following is a list of those events:

  (a) On February 14, 2000, Mr. N. Mark Varel, resigned from doing business with us to pursue other business ventures. Mr. Varel operated an independent company that purchased tools from us for the purpose of resale. Even though Mr. Varel was an officer of Mag-Well Inc., he did not receive any remunerations, commissions, salary, or other forms of payment from Mag-Well, Inc. Upon his resignation, all agreements between Mr. Varel and any international representatives became null and void, and subsequently, letters were sent to all international representatives and contacts serving notice that Mag-Well Inc.'s commitment to the international community was in tact and moving forward. We have since chosen to honor all previous commitments by issuing updated agreements between April and June 2000. (See Exhibits 10f through 10k). The current format and provisions remain the same as the previous agreements with Mr. Varel.

     Furthermore, even with his resignation, Mr. Varel had retained the shares afforded to him upon his employment with us on July 1, 1994. Given effect to a 120-to-1 stock split in February 1999, Mr. Varel has since sold his position of 600,000 shares of common stock in a private transaction to individuals desirous of investing in Mag-Well, Inc. In light of Mr. Varel's departure, we believe that we have benefitted from his efforts and have established strong contacts in the community during his tenure. This is evidenced through the percentage of international sales derived in the years 1997,1998, 1999 and 2000 amounting to 46%, 16%, 28% and 52%, respectively. We do not believe that his departure will negatively impact Mag-Well, Inc.'s ability to service our international clients.

/21/

(b) Agreements between international representatives are for a term of one year from the date of execution and consist of the following:

           The representative agrees to:
           1. Assist MagWell in selling product in a specified international territory;
           2. Liaison between MagWell and the customer by transmitting quotes and technical data; and
           3. Provide support to the customer before, during and after the installation of the tool(s).

           In return, Mag-Well agrees to:
           1.   Advise of sales plans and objectives in the specified territory;
           2.   Advise of potential customers in the specified territory;
           3.   Provide technical support and data; and
           4. Pay the representative a percent commission for products sold (exclusive of shipping, handling. customs and miscellaneous charges).

/22/

         OUR SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this prospectus constitute "forward-looking statements," in particular under the captions:

  (a)  Prospectus Summary;
  (b)  Use of Proceeds;
  (c) Management's Discussion and Analysis of Financial Condition and Results of Operation; and
  (d)  Business of the Company.

     Forward-looking statements can be identified by the use of terminology such as:

  (a)  Anticipates
  (b)  Believes
  (c)  Expects
  (d)  May
  (e)  Will
  (f)  Should

     These statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual or intended results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. Important factors that may cause actual results to differ from projections include, for example:

  (a)  General economic and business conditions
  (b)  Our ability to implement our business
  (c) Changes in the industrial fluid treatment industry and consumer preferences
  (d)  Competition
  (e)  Increasing operating costs
  (f)  Unsuccessful advertising and promotional efforts
  (g)  Changes in brand awareness
  (h)  Acceptance of new product offerings
  (i)  Changes in, or the failure to comply with, government regulations

     We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.









            [Balance of this page intentionally left blank]


/23/
                        BUSINESS OF THE COMPANY

Industry Background

     Our business objective and main focus of operation is to aid oil and gas producers in their efforts to combat the progressive accumulation of paraffin and scale deposits found in pumps, pipes and tubing that restrict the flow of oil and gas. Our process can be especially useful to these oil and gas producers when applied to the extraction of crude oil from the ground. (See photos below). Paraffin is a waxy, crystalline, flammable substance obtained from concentrates of petroleum or shale oil. Scale deposit is a thin, black, scaly incrustation of oxide found forming on the surface of a metal.
Together, paraffin and scale deposits reduce a well's production rate, and eventually, if not treated, will completely stop the flow of oil.
As a consequence, oil and gas producers suffer the expense of removing these deposits and lose revenue due to periods of downtime in extraction and production.

     Cross-sectional diagram of the build-up of paraffin and scale deposits in pipes:









     Generally, there are three traditional methods to fight paraffin and scale build-up:

     1. Chemical injection - involves using mechanical pumps to inject chemical solvents into oil wells. The injection of chemical solvents slows the formation of paraffin and scale deposits;
     2. Slick line cutting - involves lowering a cutting device into the well to physically remove the build-ups; and
     3. Hot oil or water treatments - involves pumping hot oil or water down the well to melt paraffin build-ups.

     Each of these methods require oil and gas producers to stop production for treatment of the pipes and accompanying equipment, and this downtime translates into lost revenues for these companies.

     There are two additional treatments currently being employed to combat the build-up of paraffin and scale deposits:

     4. Microbes or micro-organisms - whereby microbes are placed downhole at the oil and water contact point. The microbes secrete substances that act as paraffin inhibitors which slows or interferes with their build-up. Unfortunately, the microbes are living organisms, and only work in certain environments. They are unable to work with chemical injection or hot oil/water treatments; and
     5. Magnetic fields in equipment, known as magnetic fluid conditioners ("MFC's") - MFC's increase fluid production by passing the fluid through strong magnetic fields. These magnetic fields inhibit the formation and progressively reduces the build-up of paraffin and scale deposits.

     Currently, there is no formal reporting available to quantify the percentage attributable to each of the described treatments within the scale and paraffin solutions market.

Competition

     As our Company is the only company manufacturing magnetic fluid conditioners, we have no direct competition, however; as discussed previously in this prospectus, there are other alternative methods for the removal of paraffin and scale deposits. It is these chemical and mechanical treatment manufacturers with whom we compete. Although we have been incorporated since June 20, 1988, in terms of asset size, revenue production, and product sales our competitive position within the industry has yet to be established. There exist many competing manufactures with greater resources and a better ability to withstand a prolonged downturn in oil prices. In addition, ours is a new technology. The alternative chemical and mechanical treatments have greater market acceptance due to the fact that these are the historical ways of dealing with paraffin and scale build-up. Our ability to effectively compete with these alternative treatments, and gain acceptance for our method of treatment will determine the ultimate profitability of our Company, and our ability to continue as a going concern.

/24/

Mag-Well, Inc. Patent and Product Description

     The MFC is a magneto hydrodynamic generator specifically designed for the magnetic treatment of precipitating fluids in producing wells. Magneto Hydrodynamic Generation is the process by which fluids are directed across a series of magnetic circuits causing a reaction to solids in fluids (i.e. paraffin and scale) thereby inhibiting the formation of solids. Fluids are directed across extremely powerful, controlled magnetic fields. This process alters the growth of paraffin crystals and scale, thereby inhibiting the formation of solids in the well and surface equipment.

     We own a United States patent for our magnetic fluid conditioner that was assigned to us January 12, 1993. Our magnetic fluid conditioner technology is protected under United States Patent No. 5,178,757. Our equipment is designed for the magnetic treatment of fluids like oil and water that have a depositing tendency. Deposits cause blockages to form and subsequently slow or halt fluid movement. The following are specific fluid applications for our magnetic fluid conditioner:

  (a)  oil well production;
  (b)  diesel fuel treatment;
  (c)  industrial water; and
  (d)  other fluids utilized in processing.

     Deposit formation in fluids increase energy costs, damage equipment and decrease the amount a system can produce. Our equipment is a treatment for:

  (a) removing and preventing the build-up of solid scale and paraffin deposits in oil wells;
  (b) treating combustible fuels such as diesel, which improves engine efficiency while reducing emissions;
  (c) treating industrial water in order to reduce scale build-up (frequent in heat exchange and chemical processes); and
  (d) the treatment of commercial buildings for hard water to reduce scale build-up that damages the plumbing system.

     The body and shell of the magnetic fluid conditioner are constructed with 300 series stainless steel. This 300 series stainless steel is corrosion resistant and contains at least 12% of the element chromium. As long as the product is able to operate in a corrosive-free environment, the MFC is designed to withstand 20 years of service under normal conditions. The casing of the tool can also be made of titanium for use in highly corrosive environments. Inside the equipment are a series of magnetic circuits creating an amount of power per unit area ranging from 1000 to 8000 Gauss (Gauss is the unit of measure for magnetism). We have the option of adjusting the Gauss strength depending on the application. For example, a water application may only require 1000 Gauss and a diesel fuel application may require 8000 Gauss. One hundred percent of the fluids produced pass across the magnetic circuits, which prevent the crystallization of paraffin and scale deposits inside the slot passage that all fluids flow through (venturi).

     Listed below are a few of the strengths and weaknesses associated with our magnetic fluid conditioner technology:

     Strengths

  (a)  our equipment requires no electrical or external power.
  (b) our technology is patented and our trade secrets are difficult to duplicate.
  (c) our magnetic fluid conditioner offers savings by reducing treatment costs. A reduction in treatment costs may increase a user's revenues by improving the flow properties of the well, and reducing production downtime.
  (d) our magnetic fluid conditioner may improve oil flow in cold weather.
  (e) our magnetic fluid conditioner removes existing scale and inhibits the formation of new deposits in pumps, tubing, heat exchangers, separators and other equipment. In addition, it reduces corrosion by eliminating scale that causes "under-deposit pitting". This is an occurrence where corrosive elements in the fluid trap scale against the pipe causing the ultimate failure of the pipe.

     Weaknesses

  (a) our product may not provide the results our client requests or requires. To some extent, praffin and scale problems vary in degree. Severe build-ups due to these agents may require a combination of solutions (i.e. our magnetic fluid conditioner along with chemical treatments).
  (b) the use of MFC's is relatively new to the treatment of scale and paraffin build-up. With any new product or technology introduction, the new product or technology receives resistance during its initial commercialization. There are individuals within the industry who still are skeptical in regards to the effectiveness of magnetic fluid

/25/
        conditioner technology. They are skeptical because of the minimal number of case studies currently available to verify the effectiveness of this new technology.

     Anecdotal Proof

     We have accrued numerous field, case study anecdotes conducted by oil industry leaders, as well as published articles that have recognized magnetic fluid conditioning technology to be a cost-effective and environmentally sound solution to the paraffin and scale deposit problems. These case studies and published articles were prepared in response to equipment that we sold to client companies (who in turn did their own analysis and supplied us with a copy of their analysis). We did not pay any of the client companies to conduct any of these case studies.

Manufacturing Process

     In order to manufacture our equipment, we purchase several components that are used in the final MFC product. These components consist of the following:

  .    varying sizes of tubing and pipe,
  .    solid round bar,
  .    carbon steel,
  .    stainless steel, and
  .    special sizes and kinds of rare earth magnets (depending on the application).

     Our manufacturing process consists of machining, welding, and assembling these components to produce the final product. The magnets are placed within the equipment so as to contain and focus all of the magnetic force within the equipment. Although our component suppliers are limited in number, they are located in the U.S. and materials are readily available.

Definition of Success

     It is important to understand what we call the "Definition of Success," as the MFC is a mechanically installed tool but serves no mechanical function. The function of the tool is to treat, or condition, the fluid. To establish the "Definition of Success," the end-user must first be given reasonable expectation of potential benefits to be gained from the MFC. As a result of the treatment, the response to be witnessed could be one or a combination of the following fluid characteristic(s) changes:

  (a) increase in percentage of asphaltic or paraffin content in fluid samples taken down stream of the MFC treatment;
  (b) reduction of cloud point temperature, which is the point at which solids in a solution begin to form;
  (c) softening of the post-treated, naturally-occurring deposits when compared to solids that have separated out of a solution as a result of a chemical reaction before treatment;
  (d)  reduction in fluid's resistance to flowing or fluid viscosity;
  (e) reduction of wax accumulation in pipes to and from wells, pipes to and from tanks and associated downhole equipment such as gas lift valves, pumps and pump rods. Gas lift valves are a recovery method that brings oil from the bottom of a well to the surface using compressed gas. Gas is pumped to the bottom of the reservoir where it mixes with the fluid, expands it through a valve and lifts the fluid to the surface. Pumps are devices that are installed inside or on a production string (small diameter pipe) that lifts liquids to the surface. Pump rods assist in the working of the pumps;
  (f)  reversal of existing depositions; and
  (g)  reduction in the water content found in base, sediment and water.
        ("BS & W")

     Our MFC "Definition of Success" of Organic Deposition: One or some combination of all of the above events will be witnessed as a result of magnetic fluid conditioning. The result of one or more of the illustrative fluid changes creates a positive change in the flow characteristics of the produced fluid. The treatment result(s) provides an increase in the rate at which natural resources (i.e. oil & gas) are taken out of the ground per annual producing hour, coupled with a decrease in deferred production, flattens the projected annual deferred production profile when compared to the "before treatment" experience. The resulting increase in producing hours is economically enhanced with the: (1) reduction or suspension of planned conventional treatments; (2) reduction of continuous or batch chemical treatments;
(3) reduction of time required to utilize devices termed "pigs" used to remove deposits as a result of less build-up and softening of new deposits; (4) non-producing hours as a result of mechanical failures are reduced due to diminished deposits and softening consistency causes less physical stress and torque failures of equipment; (5) less electricity consumption due to reduction of restrictive pressure drops created by deposits. The combination of all these conditioned fluid enhancements could result in the return of the intial capital invested within the first year of use.

/26/

     In addition, all our MFCs are guaranteed for satisfactory performance, workmanship and materials for 1 full year from the date of shipment. Should any manufacturing defects be observed during the guarantee period and upon proper company examination, the MFC will be repaired free of charge. Should any tampering with the MFC be evident to us, then the guarantee shall not be valid.

     Each MFC is custom designed and fabricated to the specifications of each well, as provided by the client. Should the MFC not perform satisfactorily then we shall have the option of installing the MFC in another well of similar conditions and dimensions before taking the MFC back. If it is determined that the MFC is not performing as warranted, then we agree to accept return of the MFC.

Target Markets

     We market our MFC tools mainly to oil and gas producers in the oil and gas industry. But we are expanding our marketing efforts, on a limited basis, to apply our MFC technology to:

     1. Diesel fuel markets on which trucking and marine shipping companies heavily rely; and
     2. Industrial processing markets which entails heat transfer surface equipment, water towers and hot water systems.

     The diesel fuel and industrial processing markets have been targeted because they each can potentially benefit from the use of our magnetic fluid conditioning technology applications currently used in the oil and gas industry. We believe that the use of our tools can increase production efficiency by minimizing downtime and reducing costs related to cleaning, repair or replacement of equipment due to scale and paraffin build-up. We must state that our penetration into the above market segments has been minimal to date and is not a material source of revenue for our operations.

Oil & Gas Treatment

     Companies servicing oil and gas producers include:

     1.   Downhole Completion Equipment Companies;
     2.   Logging/Perforating or Testing Companies;
     3.   Workover Rigs/Service Companies; and
     4.   Fluid/Chemical Injection Companies.

     MFC's and the other methods of treating paraffin and scale deposits are also classified under the oil & gas equipment and services industry. According to a "Standard & Poor's - Oil & Gas: Equipment & Services Industry Survey" (June 17, 1999), it is estimated that the market for servicing oil and gas producers is in excess of $100 billion per year. This figure is approximately equal to the total capital expenditures of oil and gas producers. Calculating the amount of these expenditures directly related to addressing the problems associated with scale and paraffin removal cannot be determined to any great extent. Therefore, we estimate that oil and gas producers will spend approximately 1% of that total to repair pipe damage caused by scale and paraffin deposits. This estimate is based solely on our past experience, and relationships with oil and gas producers whom we have come in contact with throughout our years servicing the oil and gas industry. We believe our company is poised to capitalize on that 1%. (See table below).

  Table of the Thirteen Largest Markets Based on Producing Well Count
         Country  Producing   Potential  No. of    Average     Mkt. Size
            *      Wells1*      MFC      Tools/     Unit         in $
                              Mkt Size   Mkt 3     Price 4         5
                                1&2
      -----------  -------  -------- ---------   --------    --------------
           USA     563,160    25% e  140,790     $  4,000    $  563,160,000
           CIS     123,970    25% e   30,992     $ 10,000    $  309,920,000
    (former Soviet
          Union)
          China     72,328    25% e   18,082     $ 10,000    $  180,820,000
         Canada     48,258    25% e   12,064     $ 10,000    $  120,640,000
        Venezuela   14,694    25% e    3,673     $ 10,000    $   36,730,000
        Argentina   13,964    25% e    3,491     $ 10,000    $   34,910,000
        Indonesia    8,661    25% e    2,165     $ 10,000    $   21,650,000

/27/

         Brazil      6,888    25% e    1,722     $ 10,000    $   17,220,000
         Mexico     3,507     25% e      876     $ 10,000    $    8,760,000
          Peru      4,031     25% e    1,007     $ 10,000    $   10,070,000
        Trinidad
        & Tobago    4,113     25% e    1,028     $ 10,000    $   10,280,000
        Colombia    3,038     25% e      759     $ 10,000    $    7,590,000
         India      3,930     25% e      982     $ 10,000    $    9,820,000
                 ----------------------------------------------------------
          Total   870,542                                    $1,331,570,000

                          * Source:  Oil and Gas Journal, December 20, 1999

       Notes to Table of the Thirteen Largest Markets Based on Producing Well Count:

    (1) (e) - estimate
    (2) Industry estimate factor of 25% of producing wells affected by paraffin and scale deposits is a subjective determination. It was derived through our network of relationships with oil and gas industry participants, our experience in evaluating oil fields for this product and an excess of over 100 oil producing clients whom we have worked with throughout our operating history.
    (3) The figures have been estimated by multiplying the "producing well" counts of each country and our 25% industry estimate factor of those wells being affected with deposition problems. Although the minerals found in oil may vary slightly from country to country, the basic chemical composition remains the same. Therefore, the percentage of wells affected by paraffin and scale deposits will vary only slightly from country to country. It should not be assumed that a Mag-Well, Inc. Product would be purchased in all cases.
    (4) The average unit price of Mag-Well, Inc.'s MFC equipment is $4,000 USD domestically and $10,000 USD internationally. No statistical information relating to the average unit price for MFC equipment is available for the industry as a whole as we are currently the only manufacturer of these products.
    (5) The market size in $ for each country was calculated by multiplying the respective number of tools per market with the respective average price point established by Mag-Well, Inc.

     Based on this table, we forecast an estimated oil and gas market for our equipment totalling approximately $1.3 billion. This does not necessarily mean that we will be able to successfully realize this entire revenue potential. In fact, our best revenue producing year was 1997 when we generated $923,742 in MFC product sales. Also, in reference to the table, we have sold MFC equipment to eleven of the thirteen countries, excluding Columbia and Peru, since commencement of operations in 1988.

Diesel Fuel Treatment

     Business practices have placed more emphasis on transporting freight via the road and seas. As a consequence, more regional and local delivery companies are purchasing Class 8 size vehicles (or 18-wheel long-haul trucks as they are more commonly known). Trucking and marine shipping companies rely mainly on the use of diesel powered transportation vehicles to transport freight. Today's increasing environmental concerns, and a desire to decrease fuel costs have led many of these companies to look for ways to decrease the amount of diesel fuel they consume. We believe that the installation of our MFC will result in savings due to the incremental reduction of diesel fuel consumption. Our product acts to purify the fuel. Cleaner fuel burns longer and therefore less fuel is required to achieve a similar result. The following market data displays the market potential available for the MFC fuel equipment:

  (a) According to the U.S. Department of Transportation, Bureau of Transportation Statistics, National Transportation Statistics 1999, there are approximately 7 million trucks in the U.S. alone, to date; and
  (b) According to the U.S. Department of Energy, Energy Information Administration, on-highway diesel consumption has increased annually reaching an estimated 33 billion gallons in 1999 (See table below).

     The following table demonstrates the increase in use of diesel fuel in the United States, for the period 1994 to 1999.

    Total Estimated Fuel Consumption  (Thousand Gasoline-Equivalent Gallons)
    ------------------------------------------------------------------------
  Fuel      1994        1995        1996       1997 1     1998 1,2    1999 1,2
 ------  ----------  ----------  ----------  ----------  ----------  ----------
 Diesel  27,293,370  28,555,040  30,101,430  31,949,270  32,460,640  33,111,570

          Source: U.S. Department of Energy, Energy Information Administration

     Notes to Total Estimated Fuel Consumption:

     (1)  These estimates have been revised.
     (2)  These estimates are preliminary totals.

/28/


     Given that it is a necessity to consume diesel fuel to operate a diesel engine and that diesel operators' are desirous of improving fuel efficiency, we believe our diesel MFC is a tool that can help achieve this end. We believe that based on market data and initial, internal anecdotal case studies using equipment manufacutered by Mag-Well, Inc., we will be able to penetrate the diesel fuel treatment industry. Initial pricing for our diesel fuel MFC is $1,000 per unit. Initial revenues derived from the diesel fuel treatment market have been insignificant and are immaterial to date.

     Microbial Contamination (Algea)

     Hydrorcarbon distillates such as diesel fuel, gasoline fuel, jet fuel and hydraulic oil are oganic fluids. They are food for bacteria, fungi, yeast and mold that deteriorate the quality of the fuel.
Microbes can be airborne or waterborne (water is always present in fuels). Modern refining techniques, additives, fuel storage and transport systems all contribute to contamination and are determining factors in the shelf life of fuel. Additives, in particular those rich in nitrogen and phosphosrus, enhance microbail growth and accelerate the breakdown of fuel.

     How the Diesel MFC Works

     Microbes are very small, one-
celled organisms - a membrane
filled with cellular fluid and
electrolytes.  Their metabolism
and reproduction depend on an
electric balance over the cell
membrane.  Any disturbance to this
delicate balance is detrimental to
the cell's life-sustaining
functions.  The process of
converting kinetic energy into
electrical energy by means of a
magnetic field is known as
induction.  The diesel MFC
provides a magnetic treatment
chamber through which the microbes
move, providing kinetic energy.
This causes an electric current
that disrupts the electrical
balance of the cell membrane thus
killing the microbes and
decontaminating the fuel.  The
tool is installed in-line with the
intake process of diesel fuel to
be used in combustible engines.
The diagram depicts the
installation of the diesel MFC:



Heat Transfer Treatment

     A "heat exchanger" is a device (as an automobile radiator) for transferring heat from one fluid to another without allowing them to mix. Heat exchanger fouling is caused by the initial deposition and subsequent accumulation of unwanted material on a surface area where air transfers from hot to cold. Fouling impacts the performance of heat transfer. The unwanted deposits have low thermal conductivity (ability to transfer heat), which increases the resistance to heat transfer and reduces the thermal efficiency of the heat transfer surface.

     Traditional methods of removing deposits from heat transfer areas are costly and require the replacement of existing equipment. Through initial successes using our equipment, the water MFC can rectify a wide variety of scaling and depositing issues economically without the replacement of existing equipment. We draw these conclusions based solely on anecdotal evidence, and have conducted no formal research to substantiate or disprove these claims. Additionally, our initial revenues derived from this market have been insignificant and are immaterial to date.

     Benefits of Water MFC

     Our water MFC equipment is able to retard scale formation in heat exchange processes and may produce the following benefits:

  (a)  reduced maintenance costs through less frequent cleaning;
  (b) minimization or elimination of hazardous cleaning operations and disposal of hazardous cleaning chemicals;
  (c) capital cost reduction with the elimination of heat transfer equipment over-sizing and/or redundancy; and
  (d) lower energy costs due to reduced pumping power requirements to overcome tube plugging by fouling solids.

/29/





                        Water MFC installed in a water tower

     Alternative Applications of the Water MFC

     Our water MFC can be used in commercial building to reduce calcium and other forms of scale from damaging pipes in large buildings and manufacturing complexes. The annual expenditure in the chemical treatment of water may also be minimized through the use of our water MFC.

     Our water MFC can also apply to the treatment of hard water for homes. There will be a more efficient design and installation of the residence's plumbing collage, fewer destroyed pipes, less clog filtering and an increase to the life of the water heater. The majority of our efforts, however, have been focused on industrial uses for our equipment. Making our products cost-efficient for home use will take more research and development. At present, we have no material plans in place for expanding the use of our products into the home market.

     Further utilization of the water MFC can be applied to desalination plants, nuclear power plants and the food processing industries. Desalination plants suffer from scale problems due to the large amounts of water processing and heat transfer. Nuclear power plants suffer from similar water processing problems as desalination plants, and have water storage issues that can benefit from MFC treatment. In food processing industries, the MFC equipment is marketable due to the restrictions on chemical usage. Other alternative applications include unique forms of process-oriented, biological manufacturing. We mention these other usages only to show the vast potential applications for our products.

Business Growth Strategy

     Principal elements that are essential to our growth strategy are as follows:

     Regional Sales Representation

     We seek to recruit and develop a professional sales force who have previous experience in selling to each of the target markets we hope to penetrate. Through these established relationships, we hope to ensure the proper introduction of the our magnetic fluid conditioner into each market. Also, we believe that by instituting regional sales teams we will enhance our Company's ability to provide quality customer support services, and at the same time allow us to react quickly to changes in local markets and customer demands. It is our intention to develop strong relationships with our customers and prospective customers to attempt to identify and anticipate their needs.

     Alternative Financing Programs

     We will attempt to assist clients desirous of obtaining financing to purchase our MFC equipment. We do not personally provide financing for our customers, but rather help them to coordinate this process with an outside leasing agency.

/30/

Leases are obtained by clients who cannot afford to pay a lump sum amount for multiple equipment orders. The development of this alternative financing program will allow us to close more substantive contracts and generate more predictable revenue streams. Under this program, the customer will make fixed payments that are typically less than their current treatment expenditures. To date, revenues attributable to this alternative financing program are minimal.

     Pursue Strategic Acquisitions and Alliances

     We believe that there are numerous opportunities to acquire other businesses with:

  (a)  established bases;
  (b)  compatible operations;
  (c) experience in additional or emerging magnetic fluid treatment services and technologies; and
  (d)  experienced management.

     We believe that these acquisitions, if successful, will allow us an opportunity to increase our revenue and income growth. At this point in time, we logically cannot pursue such a strategy given our present financial condition.

Marketing Strategy

     Following the completion of this offering, we intend to expand the scope of our marketing and distribution channels and to enhance our ability to identify, reach and retain a broad range of customers through:

  (a)  a focused marketing approach;
  (b)  various advertising and media channels; and
  (c)  a targeted market education.

     Our intention to implement a marketing campaign will educate targeted decision-makers on our magnetic fluid conditioner technology and help them realize the benefits and reliability obtained through its use. Our marketing campaign will coincide with the hiring of sales staff so as not to outsell the ability to maintain quality customer relationships. The industry focused marketing campaign is intended to leverage our sales efforts by qualifying customers needs and interests before a salesperson sets an initial meeting. It is our objective that the campaign will increase brand visibility and product awareness. To implement this campaign, we will need the following:

  (a)  mailing or publishing firm;
  (b)  client tracking database system; and
  (c)  printed marketing material.

     Advertising

     Industry journals offer a direct communication vehicle to decision-makers in each of our target markets. For example, the petroleum industry offers several major magazines aimed at decision-makers in the oil and gas industry. We may utilize previous advertisements to run current ads in these publications. In addition, we intend to hire a leading marketing and advertising firm to maximize our communications impact. Ad placements in industry journals and magazines will create brand awareness and increase perceived product efficacy, which will in turn support the direct efforts of our company's sales force.

     We have implemented and are generating new business leads from our Internet web site at www.magwell.com. A "Customer Information Sheet" can be found on the website that enables customers to compile their specific product requirements prior to speaking with a sales representative. Future plans include the addition of a "Monthly News Page." This page will cover a different story each month describing a client's success with our product and will also summarize press releases and published articles covering our progress.

     Additionally, we have plans to pursue networking opportunities, because the oil industry offers hundreds of conferences, seminars and meetings for all industry segments each year. We have designed a portable exhibition center that will be used for major conferences, such as the annual Offshore Technology Conference held in Houston, Texas.

/31/

     Another channel we intend to develop is public relations.
Generally, magazine editors find space to cover topical issues that include their advertisers. It is our intent to utilize press releases to announce:

  (a)  major clients;
  (b)  new countries where our MFC equipment is introduced; and
  (c)  other success stories.

     Executive assistance from strategic partners, major customers and research institutes will assist in making appointments with trade journal editors for our representatives. We plan to utilize the PR Newswire to generate broad interest in application of magnetic technologies.

     Education

     Magnetic fluid conditioner technology is in its infancy. We will need to educate potential clients of the applications and benefits of this technology. The implementation of our marketing campaign will be aided by tools to educate the market on magnetic fluid conditioner enhancement. We will utilize an interactive CD-ROM video and regional seminars as mediums to reach potential clients. We hope to expand our market size and create new business opportunities by educating potential clients as to the benefits of using our technology.

Operations Strategy

     Our initial operating objectives following this offering are to:
  (a)  develop and expand our organizational structure;
  (b)  further product(s) research and development;
  (c)  increase geographical sales coverage; and
  (d)  implement an aggressive marketing campaign.

     Obtaining increased manufacturing efficiency and cost-effectiveness from our existing operations are core to our objectives. This will result in increased productivity and lower operating costs.
Additionally, cost and process improvement programs will be implemented to:

  (a)  reduce delivery time;
  (b)  increase distribution capacity;
  (c)  continue customer orientation; and
  (d)  improve process control.

     Organizational Development

     We intend to staff several positions key to implementing our growth strategy. Due to the increased need for investor relations and business reporting, a Chief Financial Officer will be hired. In addition, a Vice President of Sales and Marketing will be retained, who will be responsible for staffing and managing the Sales Department. It is our belief that the addition of these and other key staff positions will prepare us to develop and manage revenue growth.

     Facilities and Equipment Upgrade

     We currently seek to maximize internal growth through the maintainenance of our facilities, machinery and equipment. Given the ability to generate adequate capital, we hope to modernize and improve our facilities to respond to competition resulting from changes in industry standards with the objective of focusing operations on increasing production capacity and efficiency. In addition, we plan to develop material handling and processing systems because we recognize that efficient systems (not just efficient equipment) increase productivity.

     Engineering and Product Development

     It is our intention to continue product research and development that will allow us to pursue additional patents to fully protect our proprietary technologies. Our research and development was performed as in-house, preliminary and unvalidated testing. If we are able to raise the maximum or mid-range proceeds from our common stock offering, we will use allocated

/32/

monies (refer to Use of Proceeds page 12) to expand these efforts and validate the preliminary testing. Our research and development efforts will focus primarily on: (i) enhancing the magnetic fluid conditioner and its reliability and (ii) assisting our sales organization and customers with special requirements and products. For the past 2 years we have not been able to expand our research and development efforts due to limited capital budgeting.

     Geographical Coverage

Given the completion of this offering and the receipt of adequate funding, we plan to hire, train and place 2 salespersons every few months. The sales staff will be hired in their respective regions to open both domestic and international offices. Regional demand will determine which areas will be opened first. The strategic placement of salespersons will reduce travel expenses and increase the personal contact with existing and potential clients.

Business Condition

     For the year ended December 31, 1997, we had $923,742 in gross revenues. To increase gross revenues we needed to expand and diversify our operations into other markets. We began modifying our MFC equipment utilized in oil wells by applying our technology to scaled-down magnetic fluid conditioning equipment used in diesel fuel and industrial processing treatments. An oil and gas industry downturn occurred within the latter half of 1997, which continued on into the 1998 and 1999 calendar years, whereby the price per barrel of oil decreased. This decrease in oil price hindered our ability to continue research and development activities due to financial constraints. In addition, Halliburton Energy Services was a material customer who accounted for 33% of total sales in 1998, with whom we subsequently had terminated our distribution arrangement on July 8, 1998.

     Halliburton is a large distributor of oil and gas equipment parts offering a variety of product lines to its customers. Their representatives will offer a client products from different manufacturers in order to solve a particular problem. Although Mag-Well Inc.'s MFC may have been presented to their clients, we did not feel as if they were placing enough emphasis on the benefits of Mag-Well, Inc.'s MFC over competing products. Therefore, the agreement was terminated.

     The following table reflects the companies responsible for more than 10% of our 1998, 1999 and 2000 revenues:


   Company      1998 Revenues =   1999 Revenues =     2000 Revenues =
                   $236,551           $330,749           $330,245
   -------      ---------------   ---------------     ---------------
Headington Oil                        $93,682
Henry Petroleum                       $41,675
Mag-Well
International 1      $71,286          $91,505
Perenco - Gaban                                           $116,158
Syria                                                     $ 47,256
WCS Oil                                                   $ 35,558

1 Mag-Well International, whose president is Mr. Mark Varel an ex-employee of Mag-Well, Inc., is an independent company.

     With over a decade's worth of experience marketing and selling our magnetic fuel conditioners, we have amassed a number of internal anecdotal case studies that support the efficacy and viability of the magnetic fluid conditioner. We continue to believe that the MFC equipment and technology are viable alternatives to costly chemical treatment processes encountered in the oil and gas, transportation and industrial processing industries. We believe that the capital raised through this offering will allow us to continue our focus on the oil and gas industry while allowing us to diversify our business into the transportation (i.e. trucking and marine) and industrial processing (i.e. heat exchanger, water purification) market segments.

Facilities

     Our office is located at 404 Lakeview Drive, Boerne, Texas 78006. William W. Dillard, Jr., President and Chief Executive Officer of Mag-Well, Inc., is providing this small office space in a personal residence to us at no expense. Our manufacturing facility is located at 122 East Wisconsin, Edinburg, Texas 78539, and is comprised of 4,000 square feet. There is an outside fenced storage yard and parking lot approximately one acre in size. We currently lease these facilities at a rate of $1,062.00 USD per month, which expires on January of 2001 with a 90-day notice of cancellation or renewal.

/33/

     If additional facilities are needed, we believe that suitable expansion space is available to meet our future needs at commercially reasonable terms. Currently, our offices and manufacturing facility provides sufficient workspace to continue with operations. (See "Exhibit 10c - Manufacturing Facility Lease Agreement").

Employees

     We currently have 6 full-time and 2 part-time employees. Within the first 12 months of operations following the successful completion of this offering, we expect to have approximately 10 full time employees. Our employees are currently not represented by a collective bargaining agreement, and we believe that our employee relations are good. We have entered into employment contracts with Messieurs William W. Dillard, Jr., and John Corney. (See "Executive Compensation").

Legal Proceedings

     To our current knowledge, no current or pending litigation, and no claims or counter claims involving us as a plaintiff or a defendant exist.










            [Balance of this page intentionally left blank]

/34/

                              MANAGEMENT

     The following sets forth certain information with respect to the executive officers, directors, key employees and advisors of our company as of the date of this prospectus:

     NAME                       AGE       POSITION
     ----                       ---       --------
     William W. Dillard, Jr.     51       President, Director, and
                                           Chief Executive Officer

     John D. Corney              55       Chief Operations Officer, and
                                           Director

     Fawaz Mourad                50       Director


     William W. Dillard, Jr., President and CEO - Our Chief Executive Officer, William W. Dillard, Jr., has more than 20 years of business management and entrepreneurial experience. Mr. Dillard graduated from the University of Mississippi before starting in the real estate business in Dallas, Texas. He founded "Dillard & Associates," a commercial real estate firm that owned and managed real estate investment projects. As a Commercial/Industrial Real Estate Broker, Mr. Dillard was involved in every facet of the business, including industrial site selection for many major industrial users, industrial leasing and development, shopping center development, re-development, leasing and management, apartment re-development and management and land sales, ownership, and development. His company was one of the larger commercial brokerage companies in Dallas. Mr. Dillard's experience also includes acquisitions and divestitures for large finance and publicly owned companies in the process of restructuring. During the 1980's, several large companies and financial institutions utilized Mr. Dillard's experience to assist in the disposal of excess real estate holdings. In 1990, Mr. Dillard became President and majority stockholder of our company by providing the "seed money" to help develop and test-prove the magnetic fluid conditioner's effectiveness, as well as start the current manufacturing facilities located in Edinburg, Texas. As one of our co-founders, Mr. Dillard has developed successful methods and strategies for the sale of the MFC.

     John D. Corney, Chief Operations Officer - John Corney, the inventor of Mag-Well's magnetic fluid conditioner, was educated in Australia at the University of Queensland (he graduated in 1961) where he specialized in electronics and geophysics. He is considered an expert and one of the world's most knowledgeable individuals in magnetic fluid technology and has published many articles and papers on Magnetic Fluid Treatments, including the Southwest Petroleum Short Course Paper presented at Texas Tech University in 1993. Prior to founding Mag-Well, Inc., in June of 1988, Mr. Corney was employed with the Hydroworld Corporation (circa 1980-1988) and held the positions of Vice President and Design Engineer. During his tenure, he headed the design and manufacturing of MFC's for industrial water treatment and technical sales. In addition, for seven years (1963-1970), Mr. Corney was a field engineer for a major geophysical exploration company (United GeoPhyiscal Corporation) specializing in the development and operation of magnetic playback centers.

  Since co-founding Mag-Well, Inc., Mr. Corney is in charge of design, research and development, and manufacturing. His early work with magnetic and water treatment led directly to his development and application of MFC's for the treatment of oil wells. His work led to the patent now held by Mag-Well. Mr. Corney has worked diligently in developing and expanding Mag-Well's patented MFC technology and trade secrets. Additionally, he has redesigned the production process of the MFC to improve the product line's gross margin.

     Fawaz Mourad, Director - Mr. Mourad was born in London, England, and now lives in Beirut, Lebanon. Mr. Mourad has a Master's Degree in Business Administration from the University of Southern California and a Joint Honors Degree in Physics and Chemistry (Bachelor of Science) from the University of Manchester in the United Kingdom. He presently is co-owner of one of the largest Middle Eastern oilfield distribution and service companies, Al Fardouss International. In addition, Mr. Mourad is a co-owner of Envirotech, a full-service engineering company providing enviromental alternatives to major industries throughout the Middle East. Mr. Mourad's businesses operate in Egypt, Lebanon, Oman, Yemen, Syria, Lebanon and the United Arab Emirates.

     Mr. Mourad became a Director of Mag-Well, Inc. on August 31, 1995, and brings forth 15 years of experience in marketing and providing services to the oilfield and industrial markets in the Middle East. He is a member of the International Chamber of Commerce in Lebanon and Syria, and is a member in Egypt's International Economic Forum in Cairo.

/35/

NOTES TO MANAGEMENT:

  (1)  Officers serve at the discretion of the Board of Directors.
       Directors are elected for 1 year terms until their successors are elected and qualified. This election is at the annual meeting of shareholders that is presently scheduled for a day in the month of April in each year, beginning with the year 1989, unless a decision to choose another date is fixed by the Board of Directors.

  (2) None of our executive officers or directors have been the subject of any order, judgment or decree by any federal or state agency that would prevent him/her from acting as an investment advisor, underwriter, broker or dealer in the securities offered.

  (3) Effective February 14, 2000, Mr. N. Mark Varel (Executive Vice President of International Sales and Marketing) resigned his position
       with us in order to pursue other business ventures.    Our President,
       William W. Dillard, Jr., is responsible for International Sales and Marketing. (See "Management's Discussion and Analysis - Subsequent Events").

Limitation of Director's Liability

     Our "Articles of Incorporation" eliminate, subject to certain exceptions, the personal liability of our directors or our shareholders for monetary damages for breaches of a directors' duty of care or other duties as a director. Our "Articles of Incorporation" do not provide for the elimination of or any limitation on the personal liability of a director for:

     (a) any appropriation, in violation of the director's duties, or any business opportunity of the company;
     (b) acts or omissions that involve intentional misconduct or a knowing violation of law;
     (c)  unlawful corporate distributions; or
     (d) any transaction from which the director received an improper benefit.

     In addition, our Bylaws provide broad indemnification rights to directors and officers so long as the director or officer acted in a manner believed in good faith to be in, or not opposed to, the best interests of us; and with respect to criminal proceedings, if the director had no reasonable cause to believe his or her conduct was unlawful.

     These provisions of the "Articles of Incorporation" and "Bylaws" generally limit the remedies available to a you, as a shareholder, who may be dissatisfied with a decision by us. We have been advised that, in the opinion of the SEC, indemnification for certain directors, officers and controlling persons of our company in accordance with the foregoing provisions explained and listed above is unenforceable.






     [Balance of this page intentionally left blank]

/36/

                        EXECUTIVE COMPENSATION

The following table sets forth all compensation paid to our executive officers for the calander years of 1998, 1999& 2000:

                                  Annual Compensation        Awards        Payouts
                                ----------------------- ------------------ -------
                                                                            Long-
                                                Other           Securities  Term     All
                                                Annual            Under-  Incentive  Other
                                               Compen- Restricted  lying     Plan   Compen-
                                Salary  Bonus   sation   Stock    Options  Payouts  sation
                          Year    ($)    ($)     ($)    Award(s)    (#)      ($)      ($)
                         ------ ------- ------- ------- -------   -------  -------  -------
William W. Dillard, Jr.   2000   60,000    0       0       0         0         0       0
President and CEO         1999   60,000    0       0       0         0         0       0
                          1998   60,000    0       0       0         0         0       0

John D. Corney            2000   60,000   2,500    0       0         0         0       0
Chief Operations          1999   60,000   2,500    0       0         0         0       0
Ofcr.                     1998   60,000    0       0       0         0         0       0


     The following table sets forth all cash compensation to be paid to our executive officers when this offering is complete and the activities of our company grow:

 Name of Individual        Position with Company       Annual Salary
 ------------------        ---------------------       -------------
 William W. Dillard, Jr.   President and Chief           $60,000
                           Executive Officer, Director

 John D. Corney            Chief Operations Officer,     $60,000
                           Director

Employment Agreements

     Mr. William W. Dillard, Jr., formally entered into an employment contract with Mag-Well as Chief Executive Officer on August 15, 1995, for a period of 4 years commencing on the date of execution and, from
that point forward, on an at will basis.    This agreement has been
extended through August 31, 2002 and provides for the services of Mr. Dillard, to the fullest extent, as President and CEO at a salary of $60,000. His salary is payable in bi-weekly installments, with additional future compensation at the sole and absolute discretion of the Board of Directors. The employment agreement includes confidentiality and non-competition provisions that restrict him from using our information and clientele for personal uses and from engaging in a competing business. (See "Exhibit 10a: Employment Contract - Mr. William W. Dillard, Jr.").

     Mr. John D. Corney formally entered into an employment contract with Mag-Well as Chief Operating Officer on August 15, 1995, for a period of 4 years commencing on the date of execution. This agreement has been extended through August 31, 2002 and provides for the services of Mr. Corney, to the fullest extent, as Chief Operations Officer at a salary of $60,000. His salary is payable in bi-weekly installments, with additional future compensation at the sole and absolute discretion of the Board of Directors. The employment agreement includes confidentiality and non-competition provisions that restrict him from using our information and clientele for personal uses and from engaging in a competing business. In addition, upon voluntary and involuntary termination of Mr. Corney's employment, we shall have the option for a period of 90 days from the date of such termination to purchase his ownership interest in Mag-Well, Inc. As of the date of this filing, if the option is exercised, the purchase price shall be equal to the greater of:

  (a)  $250,000; or
  (b) 50% of the fair market value of Mr. Corney's ownership interest in Mag-Well.
       (See "Exhibit 10b: Employment Contract - Mr. John D. Corney").

/37/

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents certain information as of April 25, 2001, with respect to the beneficial ownership of our common stock by:

  (a) each person who is known to be the beneficial owner of more than 5.0% of any outstanding share;
  (b)  each director and executive officer of our company; and
  (c)  all executive officers and directors as a group.

     Currently, there are 12,313,000 shares issued and outstanding common stock. Please note that unless otherwise specified, the named beneficial owner has, to our knowledge, sole voting and investment power.


                             Common Stock

    Name of                      Number of      Pre-Offer %    Post Offer %
    Beneficial                    Shares         of Class       of Class 1
    Owner
    -----------------------     ------------    -----------    ------------
    William W. Dillard, Jr.       5,611,560        45.57%          32.41%

    John Corney                   2,386,440        19.38%          13.78%

    Fawaz Mourad 3                  540,000         4.39%           3.12%
    -----------------------     ------------    -----------    ------------
    All Directors and Executive
    Officers as a group           8,538,000        69.34%           49.32%
    (3 persons) 2


NOTES:

  (1) The post offer percentage of class assumes that the maximum number of shares of common stock will be issued from this offering (i.e. 5,000,000 shares). The total amount of shares outstanding after a maximum offering will be 17,313,000.
  (2) Officers and directors as a group control 8,538,000 of the 12,313,000 issued and outstanding shares of common stock (69.34%). After the maximum offering, the group of officers and directors will control 49.32%.
  (3) Mr. Fawaz Mourad is the sole owner of "AP GeoCenter Consultancy, Ltd.," and owns stock of Mag-Well through this entity. The total amount the entity owns is 540,000 shares of common stock.


                           STOCK OPTION PLAN

     We currently do not have a formal employee stock option plan. Our Board of Directors may institute a formal stock option plan upon the successful conclusion of the offering.







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/38/

                         CERTAIN TRANSACTIONS

Our History and Organization

     On June 20, 1988, we were incorporated under the laws of the State of Texas as Mag-Well, Inc. At the time, we were authorized to issue 1,000,000 shares of common stock at no par value. We have no predecessors or subsidiaries and have never merged into another company.

     We filed a "Certificate of Amendment of Articles of Incorporation
- (After Issuance of Stock)" on March 12, 1999. In this statement, it certified:

  (a)  There were 100,000 shares of common stock issued and outstanding.
  (b) On February 15, 1999, at a duly noticed meeting of the shareholders of Mag-Well, Inc., a vote was taken whereby 71,650 shares voted in favor and none voted against a motion to approve the amendments to the Articles of Incorporation. The amendments, in effect, authorized us to issue 20,000,000 shares of common stock and 5,000,000 shares of preferred stock, par value $0.001
  (c) On February 15, 1999, at a duly noticed meeting of the shareholders of Mag-Well, Inc., a vote was taken whereby 71,650 shares voted in favor and none voted against a motion to approve the proposal to split forward the common shares outstanding (100,000 shares at the time) at a rate of 120 to 1.

Sale of Our Securities

     On June 20, 1988, we issued 19,887 shares of common stock at a price of par $.001 per share to our founder, Mr. John Corney, which were fully paid and non-assessable. This original stock offering was made in accordance with Section 4(2) of the Securities Act of 1933.

     On December 1, 1989, we issued 51,763 shares of common stock at a price of par $.001 per share to the second founder, Mr. William W. Dillard, Jr., which were fully paid and non-assessable. This issuance was also made under Section 4(2) of the Securities Act of 1933.

     On July 1, 1994, we issued 5,000 shares of common stock at a price of par $.001 per share to an officer and director, Mr. N. Mark Varel, which were fully paid and non-assessable. These shares were issued as part of an employee compensation incentive to Mr. Varel at the time of his joining our company. He has since left his position as an employee and commissioned sales agent. All shares were issued under Section 4(2) of the Securities Act of 1933.

     During 1994, we completed an offering of shares of common stock of our company in accordance with Regulation D, Rule 505 of the Securities Act of 1933, as amended. We sold 23,350 shares of common stock, with no par value, at a price of $50 per share to 16 unaffiliated shareholders of record, none of whom were or are officers and directors.

     On March 2, 1999, we completed an offering of shares of common stock of our company in accordance with Regulation D, Rule 504 of the Securities Act of 1933, whereby we sold 150,000 shares to 1 unaffiliated shareholder, who was not and is not an officer or director of our company. The shares were sold at a price of $0.05 per share.

     On April 5, 1999, we completed an offering of shares of common stock of our company in accordance with Regulation D, Rule 504 of the Securities Act of 1933, whereby we sold 223,000 shares of common stock to 53 shareholders of record, none of whom were or are officers or directors of our company. One of these shareholders was the purchaser of the 150,000 shares on March 2, 1999. The shares were purchased at a price of $0.50 per share.

Issuance of Debt Securities and Loans

     In 1996 we issued the following debt instruments:

     A note with an original face amount of $100,000 payable to Barbara Teeter , who is not a related party to the issuer, was issued June 1996 at an interest rate of 16% to mature after the payment of monthly principal and interest through September 1999 collateralized by an interest in leased equipment.

/39/

     Unsecured notes with a total original face of $110,000 payable to the Sports Medicine Specialists Profit Sharing Plan, Carlan K. Yates, Self-Directed Account, who is not a related party to the issuer, was issued March 1996 at an interest rate of 10% to mature after the payment of 36 monthly installments of principal and interest beginning in May 1996.

     Unsecured notes with an original face amount of $50,000 payable to William Guffey, who is not a related party to the issuer, was issued June 1996 at an interest rate of 10% to mature after the payment of 12 quarterly installments of principal and interest.

     We have established two lines of credit. There currently exists a $73,615 balance outstanding with Chase Bank variable rate line of credit (annual interest rate 10% as of the date of this filing) establised June 1999 and $26,045 balance outstanding with Suntrust line of credit (annual interest rate 15% as of the date of this filing) established January 1999 both finance companies. These loans are unsecured by us, but rather are guaranteed by the individual who is President and our major stockholder, William W. Dillard, Jr. by personal assets.

     In 1999, a note payable totalling $52,961 was converted to 60,000 shares of common stock (see Note 6 to the Notes to Financial
Statements).

Related Party Transactions

     We had sold products to a separate company owned by Mr. N. Mark Varel, an officer and director of Mag-Well, Inc., totaling $91,505 in 1999 and $71,286 in 1998. The amount receivable from this company was $44,450 at December 31, 1999 and $5,932 at December 31, 1998. In
February 2000 Mr. Varel ended his business relationship with Mag-Well, Inc. and dissolved his company. The balance due Mag-Well, Inc. was paid at that time.

     As of May 25, 2001, William W. Dillard Jr., President of Mag-Well, Inc., was owed is $188,038. The expenses paid by the officer represent general out of pocket expenses. Mr. Dillard has advanced these funds to the Company to cover short term capital requirements. There is neither a current repayment plan, nor an intention of repaying this debt out of the proceeds of this offering. Mr. Dillard intends to improve the financial condition of the Company before considering the repayment of any owed funds and will receive no accrued interest on the amount owed.











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/40/

                       DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 20,000,000 shares of common stock and 5,000,000 shares of preferred stock, $0.001 par value per share. The common stock being registered will have the same dividend, voting and preemption rights as the outstanding common described in this section.

Common Stock

     As a holder of our common stock,:

  (a) you have equal rights to dividends from funds legally available, ratably, when as and if declared by our Board of Directors;
  (b) you are entitled to share, ratably, in all of our assets available for distribution upon liquidation, dissolution, or winding up of our business affairs;
  (c) you do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable;
  (d) you are entitled to 1 vote per share of common stock you own, on all matters that stockholders may vote, and at all meetings of shareholders; and
  (e)  your shares are fully paid and non-assessable.

     There is no cumulative voting for the election of directors. We have 12,313,000 shares of common stock issued and outstanding that are held by 72 shareholders of record. (See "Principal Shareholders").

Preferred Stock

     We are also authorized to issue up to 5,000,000 shares of preferred stock, $0.001 par value. Although, we have not issued any preferred stock to date, nor have we developed the descriptive attributes of these preferred shares, we can issue shares of preferred stock in series with such preferences and designations as our board of directors may determine. Our board can, without shareholder approval, issue preferred stock with voting, dividend, liquidation, and conversion rights. This could dilute the voting strength of the holders of common stock and may help our management impede a takeover or attempted change in control.










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/41/

                             LEGAL MATTERS

     The validity of our shares of common stock offered will be passed upon by Thomas C. Cook & Associates, Ltd., Las Vegas, Nevada.


                                EXPERTS

     Our audited financial statements, as of December 31, 2000, and for the years ended December 31, 2000 and 1999 are included in this registration statement. These financial statements are in reliance upon the reports of Hein + Associates, LLP, independent certified public accountants. Upon the authority of these said individuals, Hein + Associates, LLP, are considered experts in accounting and auditing.


                        ADDITIONAL INFORMATION

Inquiries to the SEC

     We have filed with the SEC a registration statement on Form SB-2 with respect to the shares of common stock offered. This prospectus does not contain all of the information set forth in the registration statement. You can find additional information about us and our common stock in the registration statement. For example, in this prospectus we've summarized or referred to some contracts, agreements and other documents that have been filed as exhibits to the registration statement. The registration statement, including its exhibits and schedules, may be inspected without charge at the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from that office, upon payment of the applicable fees. Information about the Commission's public reference room can be obtained by calling 1-(800) SEC-0330. The registration statement, including its exhibits and schedules, are also available on the SEC's website at www.sec.gov.

     We are subject to the information requirements of the Securities and Exchange Act of 1934, and accordingly will file reports, proxy statements, and other information with the SEC. These materials can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices at 500 West Madison Street, Suite #1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite #1300, New York, New York 10048. And copies of these materials can be obtained from the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Some information about us is also available on the SEC's website at www.sec.gov.








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/42/

                    SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, we will have 17,313,000 shares of common stock outstanding given a maximum offering.

  (a) Of these outstanding shares, the 5,000,000 shares being sold in this offering, in addition to 373,000 shares that are currently unrestricted, will be immediately eligible for resale in the public market without restriction.
  (b) The remaining 12,000,000 shares of common stock held by certain officers, directors, employees, consultants and other shareholders were sold by us in reliance on exemptions from the registration requirements of the Securities Act and are "restricted" securities within the meaning of Rule 144 under the same act. These restricted securities may not be sold publicly unless they are:

       (1)  registered under the Securities Act;
       (2)  sold in accordance with Rule 144; or
       (3)  another exemption from registration.

     In general, under Rule 144 as currently in effect, beginning approximately 90 days after the effective date of the registration statement of which this prospectus is a part, a stockholder, including an affiliate, who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least 1 year from the later of the date such securities were acquired from us or (if applicable) the date they were acquired from an affiliate is entitled to sell, within any 3 month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume in the common stock during the 4 calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least 2 years has elapsed between the later of the date restricted securities were acquired from us or (if applicable) the date they were acquired from an affiliate of ours, a stockholder who is not an affiliate of ours at the time of sale and has not been an affiliate of the for at least 3 months prior to the sale entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144.










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/43/

             ACCOUNTING, TAX, INSURANCE, AND LEGAL ISSUES

Accounting Policies

     We intend to furnish our stockholders with annual reports containing financial statements audited by our independent certified public accountants, who will be engaged during or immediately upon the completion of this offering, and such other reports as we deem appropriate or as may be required by law. All accounting policies and audits will be conducted in accordance with the generally accepted accounting principles ("GAAP") of the United States. We intend to utilize the FIFO (First In, First Out) inventory accounting methods under GAAP.

Tax Issues

     Under the current U.S. tax codes, our corporate tax rate will be about 36%. Additionally, we will be able to deduct up to $19,000 for tax years beginning in 1999 and $20,000 for tax years beginning in 2000 on certain capital expenditures for office equipment (i.e. personal computers, copiers, telephones systems, etc.), instead of amortizing such equipment over several years. The maximum amount is reduced by a dollar for each dollar of the cost of qualified property placed in service during the tax year over $200,000. This deduction is in accordance with the United States Federal Tax Code amendments enacted in 1993 for small businesses like us. Specifically, this deduction allowance is included in Section 179 of the I.R.S. Tax Code.

     Currently, we have no state corporate income tax as it is not required in the state of Texas. We are assessed a franchise tax according to the Texas Administrative Code (Tax Code-Chapter 171:
Franchise Tax). The franchise tax is imposed on each corporation that is chartered in Texas or has a "Certificate of Authority" to do business in Texas. We pay the greater of the tax on (1) net taxable capital or
(2) net taxable earned surplus.

     Taxable capital is a corporation's stated capital (capital stock) plus surplus. Surplus means the net assets of a corporation minus its stated capital. Taxable capital is apportioned using a single gross receipts factor. Taxable capital for an annual report is based on the end of the corporation's last accounting period in the year prior to the year in which the report is due. The tax rate on taxable capital is 0.25% per year of privilege period.

     Earned surplus basically includes federal net taxable income, plus compensation paid to officers and directors of a corporation. S-corporations and corporations with fewer than 36 shareholders are generally exempt form the compensation add-back. For the earned surplus calculation, unitary income is apportioned using a single gross receipts factor. In addition, non-unitary income is allocated to Texas if Texas is the corporation's commercial domicile. Earned surplus for an annual report should be reported beginning with the day after the ending date on the previous franchise tax report and ending with the end of the corporation's last federal accounting period in the year prior to the year in which the report is due. The tax rate on earned surplus is 4.5%.

Key Man Insurance

     We currently have a $250,000 "Key Man" life insurance on John Corney, Chief Operations Officer. There are no additional "Key Man" life insurance polices for any of our other officers and directors, but we intend to provide such coverage in the near future.

Legal Matters

     We are not currently involved in any litigation or other legal matter that could adversely effect our company's performance. Any future litigation could have a materially adverse effect on the ultimate success of our business.






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/44/

                               PART F/S

                            Mag-Well, Inc.
                         Financial Statements




Index To Financial Statements
                                                 Page

FINANCIAL STATEMENTS (Unaudited)
For the Three Months Ended March
31, 2001 and 2000

Balance Sheet (Unaudited)                       45

Statements of Operations (Unaudited)            46

Statements of Cash Flows (Unaudited)            47

Notes to Unaudited Financial Statements         48

FINANCIAL STATEMENTS
For the Years Ended December 31, 2000 and 1999

Independent Auditor's Report                    50

Balance Sheet                                   51

Statements of Operations                        52

Statements of Changes in                        53

Stockholders' Deficiency

Statements of Cash Flows                        54

Notes to Financial Statements                   55


/45/


                            MAG-WELL, INC.

                             BALANCE SHEET

                            March 31, 2001
                              (Unaudited)

                                ASSETS

CURRENT ASSETS:
Cash                                                      $    6,354
Trade accounts receivable                                     44,066
Inventory (net of valuation allowance of $62,000)            296,415
                                                          ----------
Total current assets                                         346,835

PROPERTY AND EQUIPMENT, net                                   42,430

OTHER ASSETS -
Deferred offering costs                                       28,950
                                                          ----------
Total assets                                              $  418,215
                                                          ==========

             LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
Line of credit payable                                    $   99,503
Current portion of notes payable                             139,153
Trade accounts payable                                        43,922
Accrued payroll                                              187,500
Advance from related party                                     9,980
Accrued expenses and other liabilities                       286,413
                                                          ----------
   Total current liabilities                                 766,471

COMMITMENTS

STOCKHOLDERS' DEFICIENCY:
Preferred stock, $.001 stated value, 5,000,000
 shares authorized; no shares issued and outstanding               -
Common  stock, $.001 stated value, 20,000,000 shares
 authorized; 12,313,000 shares issued and outstanding         12,313
Additional paid-in capital                                 2,443,335
Deferred offering costs                                     (136,250)
Accumulated deficit                                       (2,667,654)
                                                          ----------
          Total stockholders' deficiency                    (348,256)
                                                          ----------
Total liabilities and stockholders' deficiency            $  418,215
                                                          ==========


         See accompanying note to these financial statements.

/46/

                            MAG-WELL, INC.

                       STATEMENTS OF OPERATIONS


                                              Three Months Ended
                                                   March 31,
                                              2001          2000
                                           ------------  ------------
                                           (Unaudited)    (Unaudited)
REVENUES:
Tool sales                                 $     71,833  $     29,427
Lease revenue                                       810         2,094
                                           ------------  ------------
     Total revenue                               72,643        31,521

COST OF GOODS SOLD                               68,660        40,636
                                           ------------  ------------
Gross margin (loss)                               3,983        (9,115)

GENERAL AND ADMINISTRATIVE EXPENSES              60,716        42,317

OTHER INCOME (EXPENSE):
Interest expense                                 (8,570)       (5,335)
Other                                               967           125
                                           ------------  ------------
     Total other income (expense)                (7,603)       (5,210)
                                           ------------  ------------
NET LOSS                                   $    (64,336) $    (56,642)
                                           ============  ============
NET LOSS PER SHARE (basic and diluted)     $          *  $          *
                                           ============  ============

WEIGHTED AVERAGE SHARES OUTSTANDING          12,313,000    12,313,000
                                           ============  ============
*Less than $(.01) per share




         See accompanying note to these financial statements.

/47/

                            MAG-WELL, INC.

                       STATEMENTS OF CASH FLOWS


                                                   Three Months Ended
                                                         March 31,
                                                     2001          2000
                                                 ------------  ------------
                                                  (Unaudited)   (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                         $    (64,336) $    (56,642)
Adjustments to reconcile net loss to net cash
 provided (used) by operating activities:
  Depreciation and amortization                         4,330         7,255
  Change in receivables                               (29,982)       68,967
  Change in inventory                                  16,606       (21,927)
  Change in accounts payable, accrued
   expenses and other liabilities                      54,111        29,766
                                                 ------------  ------------
Net cash provided (used) by operating
 activities                                           (19,271)       27,419

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds (repayments) of line of credit                 2,907        (2,352)
Advance from related party                              9,980             -
Deferred offering costs                                     -        (3,000)
                                                 ------------  ------------
Net cash provided (used) by financing
 activities                                            12,887        (5,352)

NET CHANGE IN CASH AND CASH EQUIVALENTS                (6,384)       22,067

CASH AND CASH EQUIVALENTS, beginning of period         12,738        34,508
                                                 ------------  ------------
CASH AND CASH EQUIVALENTS, end of period         $      6,354  $     56,575
                                                 ============  ============


         See accompanying note to these financial statements.

/48/

                            MAG-WELL, INC.

                NOTES TO UNAUDITED FINANCIAL STATEMENTS
                   Three Months Ended March 31, 2001


1.   Unaudited Information

  The accompanying financial statements have been prepared by the Company, without audit, according to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. However, in the opinion of management, all adjustments (which consist only of normal recurring adjustments) necessary to present fairly the financial position and results of operations for the periods presented have been made.

  These financial statements should be read in conjunction with the Company's December 31, 2000 financial statements and the notes included in the Company's Form SB-2 Registration Statement.



                             ************

/49/




                     INDEPENDENT AUDITOR'S REPORT



Board of Directors
Mag-Well, Inc.
McAllen, Texas

We have audited the accompanying balance sheet of Mag-Well, Inc. as of December 31, 2000, and the related statements of operations, changes in stockholders' deficiency and cash flows for the years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mag-Well, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the two years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company's significant operating losses and limited financial resources raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Hein + Associates llp

Dallas, Texas
April 10, 2001


/50/


                            MAG-WELL, INC.

                             BALANCE SHEET

                           December 31, 2000


CURRENT ASSETS:
 Cash                                                    $   12,738
 Trade accounts receivable (no allowance
  for doubtful accounts)                                     14,084
 Inventory (net of valuation allowance of $62,000)          313,021
                                                         ----------
        Total current assets                                339,843

PROPERTY AND EQUIPMENT, net                                  45,514

OTHER ASSETS -
 Deferred offering costs                                     28,950
                                                         ----------
        Total assets                                     $  414,307
                                                         ==========

             LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
 Lines of credit payable                                 $   96,596
 Notes payable                                              139,153
 Trade accounts payable                                      22,904
 Accrued payroll                                            172,500
 Accrued expenses and other liabilities                     267,074
                                                         ----------
        Total current liabilities                           698,227

COMMITMENTS (Note 7)

STOCKHOLDERS' DEFICIENCY:
 Preferred stock, $.001 stated value, 5,000,000
  shares authorized, no shares issued and outstanding              -
 Common stock, $.001 stated value, 20,000,000 shares
  authorized, 12,313,000 shares issued and outstanding        12,313
 Additional paid-in capital                                2,443,335
 Deferred offering costs                                    (136,250)
 Accumulated deficit                                      (2,603,318)
                                                         -----------
        Total stockholders' deficiency                      (283,920)
                                                         -----------

        Total liabilities and stockholders' deficiency   $   414,307
                                                         ===========



         See accompanying notes to these financial statements.

/51/

                            MAG-WELL, INC.

                       STATEMENTS OF OPERATIONS

                                                    December 31,
                                               -----------------------
                                                 2000          1999
                                               ----------   ----------
REVENUES:
 Tool sales                                    $  324,122   $  313,317
 Lease revenue                                      6,123       17,432
                                               ----------   ----------
        Total revenue                             330,245      330,749

COST OF GOODS SOLD                                284,888      226,957
                                               ----------  -----------
  Gross margin                                     45,357      103,792

GENERAL AND ADMINISTRATIVE EXPENSES               281,693      164,815

OTHER EXPENSES:
 Interest expense                                  39,355       33,439
 Loss on disposition of assets                      5,154            -
                                              -----------  -----------
        Total other expenses                       44,509       33,439
                                              -----------  -----------
LOSS BEFORE EXTRAORDINARY GAIN                   (280,845)     (94,462)

EXTRAORDINARY GAIN ON DEBT EXTINGUISHMENT               -       18,448
                                              -----------  -----------

NET LOSS                                      $  (280,845) $   (76,014)
                                              ===========  ===========

LOSS PER SHARE (basic and diluted):
 Extraordinary gain                           $         -  $        *
                                              ===========  ===========
 Net loss                                     $      (.02) $      (.01)
                                              ===========  ===========

WEIGHTED AVERAGE SHARES OUTSTANDING            12,313,000   12,264,000
                                              ===========  ===========

  *  Less than $(.01) per share


         See accompanying notes to these financial statements.

/52/

                                 MAG-WELL, INC.

                STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                      Additional    Deferred
                                   Common Stock        Paid-In      Offering    Accumulated
                                Shares      Amount     Capital      Costs       Deficit      Total
                               ----------  ----------  ----------  ----------  -----------  ----------
BALANCES, January 1, 1999      12,000,000  $   12,000  $2,227,148  $        -  $(2,246,459) $   (7,311)

Shares rescinded                 (120,000)       (120)        120           -            -           -
Conversion of notes payable
 to equity                         60,000          60      29,940           -            -      30,000
Shares issued for cash            100,500         100      50,150           -            -      50,250
Shares issued for deferred
 offering costs                   272,500         273     135,977    (136,250)           -           -
Net loss                                -           -           -           -      (76,014)    (76,014)
                               ----------  ----------  ----------  ----------  -----------  ----------
BALANCES, December 31, 1999    12,313,000      12,313   2,443,335    (136,250)  (2,322,473)     (3,075)

Net loss                                -           -           -           -     (280,845)   (280,845)
                               ----------  ----------  ----------  ----------  -----------  ----------
BALANCES, December 31, 2000    12,313,000  $   12,313  $2,443,335  $ (136,250) $(2,603,318) $ (283,920)
                               ==========  ==========  ==========  ==========  ===========  ==========

              See accompanying notes to these financial statements.

/53/

                            MAG-WELL, INC.

                       STATEMENTS OF CASH FLOWS

                                                     Years Ended
                                                     December 31,
                                                 ----------------------
                                                    2000        1999
                                                 ----------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                        $ (280,845)  $ (76,014)
 Adjustments to reconcile net loss to net
  cash used by operating activities:
   Extraordinary gain                                     -     (18,448)
   Depreciation and amortization                     38,516      38,076
   Loss on disposition of assets                      5,154           -
   Change in receivables                             71,773     (63,036)
   Change in inventory                              (25,788)     (7,291)
   Change in accounts payable, accrued
    expenses and other liabilities                  149,225      76,962
   Other                                              1,206           -
                                                 ----------   ---------
        Net cash used by operating activities       (40,759)    (49,751)

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of equipment                              (34,707)     (5,162)
 Sale of leased equipment                                 -       6,778
                                                 ----------   ---------
        Net cash provided (used) by investing
         activities                                 (34,707)      1,616

CASH FLOWS FROM FINANCING ACTIVITIES
 Sale of stock                                            -      50,250
 Proceeds from line of credit                        56,696      39,900
 Deferred offering costs                             (3,000)    (25,950)
                                                 ----------   ---------
        Net cash provided by financing
         activities                                  53,696      64,200
                                                 ----------   ---------
NET CHANGE IN CASH                                  (21,770)     16,065

CASH, beginning of year                              34,508      18,443
                                                 ----------   ---------
CASH, end of year                                $   12,738   $  34,508
                                                 ==========   =========
SUPPLEMENTAL INFORMATION:
 Cash paid for interest                          $   12,291   $  14,674
 Notes payable converted to equity                        -      30,000
 Stock issued for deferred offering costs                 -     136,250



         See accompanying notes to these financial statements.

/54/

                            MAG-WELL, INC.

                     NOTES TO FINANCIAL STATEMENTS

 1.   Nature of Business

  Mag-Well, Inc., (the "Company") is engaged in manufacturing and marketing throughout the world certain patented Magnetic Fluid Conditioner tools. These tools control the buildup of deposits in pipelines, flowlines and other equipment causing blockages. Sales in total to companies outside the United States were approximately 52% and 28%, respectively of total sales in 2000 and 1999.

 2.   Summary of Significant Accounting Policies

  Inventory
  Inventory, consisting of raw materials, sub-assemblies, finished product and accessories, is stated at the lower of cost (first-in, first-out) or market value. Inventory by major classification consisted of the following at December 31, 2000.

         Raw materials                   $  52,956
         Work-in-process                    70,934
         Finished goods                    251,131
                                         ---------
         Total                             375,021
            Less valuation allowance       (62,000)
                                         ---------
                                         $ 313,021
                                         =========
  Revenue Recognition
    The Company records the sale of tools upon shipment or upon transfer of title to the buyer if this occurs later. In addition,
  the   Company  occasionally  leases  equipment  to  customers  under operating leases. The Company records rental income when payments are due under the leases.

  Earnings (Loss) Per Share
  Basic earnings or loss per share ("EPS") is calculated by dividing the income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

  Property and Equipment
  The Company's property and equipment is stated at cost. Depreciation expense is computed on the straight-line method over the estimated useful lives of the assets, which range from 5 to 7 years. Leased equipment consists of finished tools leased to customers by the Company. Leased tools are recorded at cost and depreciated using the straight line method over the lease term.

  Income Taxes
  The Company accounts for income taxes under the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

/55/

                            MAG-WELL, INC.

                     NOTES TO FINANCIAL STATEMENTS

  Comprehensive Income (Loss)
  Comprehensive income is defined as all changes in stockholders' equity, exclusive of transactions with owners, such as capital investments. Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries, and certain changes in minimum pension liabilities. The Company's comprehensive loss was equal to its net loss for the years ended December 31, 2000 and 1999.

  Use of Estimates
  The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

  Reclassifications

  Certain   amounts  in  the  1999  financial  statements  have   been
  reclassified to conform to the presentation in the 2000 financial statements. These reclassifications had no effect on net loss.

  Going Concern
  The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred recurring losses and has a working capital deficit of approximately $358,000 as of December 31, 2000. The continuation of the Company as a going concern is dependent upon obtaining additional long-term debt and/or equity financing to meet its obligations and provide marketing and operating funds to achieve and maintain profitable operations. With the increase in oil prices in 2000, management anticipates an increase in capital spending by oil companies which would significantly reduce or eliminate net losses through improved sales to oil and gas industry customers. Management is also in the process of attempting to raise capital through a $5,000,000 direct public offering. Management expects to use funds received through the offering to expand upon newly identified markets and to continue development of new applications for its tools in order to diversify its customer base. Management of the Company has committed to reducing expenses and attempting to settle and obtain extended terms on its existing debt.

 3.   Property and Equipment

  Property and equipment consisted of the following at December 31, 2000:

       Office furniture, equipment and     $  69,843
        improvements
       Machinery and equipment               104,622
       Vehicles                               29,958
                                           ---------
                                             204,423
       Less accumulated depreciation        (160,297)
                                           ---------
                                           $  44,126
                                           =========
       Leased equipment                    $  23,941
       Less accumulated depreciation         (22,553)
                                           ---------
                                           $   1,388
                                           =========

/56/

                            MAG-WELL, INC.

                     NOTES TO FINANCIAL STATEMENTS

  Depreciation expense for 2000 and 1999 was $25,408 and $27,775, respectively.

 4.   Lines of Credit

  The Company has a line of credit with a bank for up to $75,000 with interest payable at prime plus 2% (total of 11.5% at December 31,
  2000), and with a finance company for up to $30,000, with interest at prime plus 6% (total of 15.5% at December 31, 2000). The borrowings under the lines of credit are unsecured. Borrowings under the line of credit with the finance company are guaranteed by a major stockholder of the Company. The total borrowings under these lines of credit at December 31, 2000 were $96,596.

 5.   Notes Payable

  Notes payable consisted of the following at December 31, 2000:

  Note  payable  to an individual, interest  at  16%,     $  42,445
    payable in monthly installments through September
    1999, collateralized by an interest in leased equipment.

  Unsecured notes payable to individuals, interest at        43,559
    10%,  principal and interest are  payable  in  36
    monthly installments beginning in May 1996 (1)

  Unsecured  notes payable to an individual, interest        53,149
    at 10%, principal and interest are payable in 12 --------- quarterly installments beginning in October 1997
    (1)
          Total notes payable                               139,153

          Less current portion                             (139,153)
                                                          ---------
                                                          $       -
                                                          =========

     (1) The notes payable were initially recorded with discounts because the notes included an agreement to issue shares of common stock to the noteholders. The discount recorded was the amount of cash received that was allocated to equity. The equity component of the amount invested by the noteholders was recorded based on the amount paid by investors who acquired equity interests only during the same time period. The discounts were amortized to interest expense using the interest method, based on an average effective interest rate of 40%, over the terms of the notes. The amortization of the discounts was $13,108 and $10,301 in 2000 and 1999, respectively. The discounts were fully amortized as of December 31, 2000.

  The Company is delinquent on the payments on these notes as of December 31, 2000, and principal and interest are thus payable upon demand.

 6.   Stockholders' Equity

  In 1999, a note payable totaling $52,961 was converted into 60,000 shares of common stock, valued at $30,000. The related accrued interest of $4,851 was forgiven. The note payable, net of discount, was recorded at $43,597. This amount and the related accrued interest exceeded the estimated fair value of the stock by $18,448. The Company recorded an extraordinary gain for this amount.

/57/

                            MAG-WELL, INC.

                     NOTES TO FINANCIAL STATEMENTS

 7.   Commitments

  The Company leases a manufacturing facility in McAllen, Texas subject to a non-cancellable operating lease agreement which expires in January 2002. The Company had total rent expense of $14,016 and $13,714 for the years ended December 31, 2000 and 1999, respectively.

  The Company has employment agreements with two stockholders, which require total annual payments of $120,000 through August 2002.

 8.   Fair Value of Financial Instruments and Concentrations of Credit
     Risk

  The Company's financial instruments are cash, accounts receivable and payable, lines of credit payable and notes payable. Management believes the fair values of these instruments approximate the carrying values, due to the short-term nature of the instruments, and the interest rates, as applicable.

  Financial instruments that subject the Company to credit risk are cash and accounts receivable. The Company's accounts receivable are primarily from large oil companies throughout the world. At December 31, 2000, the Company had accounts receivable in excess of 10% of the total accounts receivable from two customers, which aggregated 78% of the total balance. The Company does not ordinarily require collateral from its customers, nor perform credit evaluations.

 9.   Major Customers

  The Company had sales to three customers in 2000 that amounted to 60% of total sales that year. The Company had sales to three customers in 1999 that amounted to 68% of total sales that year.

 10.  Related Party Transactions

  Included in accrued expenses and other liabilities at December 31, 2000 is approximately $170,000 due an officer of the Company for expenses he has paid on behalf of the Company. These advances are non-interest bearing and contain no specific repayment terms.

  Sales commissions of $21,018 were paid to a company owned by a director of the Company in 2000.

  The Company had sales to a company owned by an officer and director of the Company totaling $91,505 in 1999. The amount receivable from this company was $44,450 at December 31, 1999. In February
  2000 the officer and director resigned from the Company and dissolved his company. The balances due the Company were paid at that time.

 11.  Income Taxes

  The Company had no income tax expense in 2000 and 1999 due to net losses. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's deferred tax assets and liabilities as of December 31, 2000 were as follows:

/58/

                            MAG-WELL, INC.

                     NOTES TO FINANCIAL STATEMENTS



     Deferred tax assets:
       Net operating loss carryforward        $  800,000
       Inventory reserve                          21,000
       Accrued salaries                           58,000
                                              ----------
       Total deferred tax assets                 879,000

       Deferred tax liabilities                        -
       Valuation allowance                      (879,000)
                                              ----------
             Net deferred tax balance         $        -
                                              ==========

  The Company had a net operating loss carryforward for federal income tax purposes as of December 31, 2000 of approximately $2,300,000, which will expire, if unused in 2006 through 2020.


                        **********************

/59/

                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Our Directors and Officers

     Our Bylaws provide for indemnification of our directors, officers and employees, past and present, as follows:

  (a) All expenses and liabilities reasonably incurred by or imposed upon him/her in connection with any proceeding to which he/she may be made a party, or in which he/she may become involved as an agent of the corporation.
  (b) Our Board of Directors may direct the purchase of liability insurance by way of implementing the provisions of this Article.
  (c) Our Bylaws do not authorize indemnification in such cases where the director, officer, employee or agent is legally found guilty of any willful act of unlawful manner in the performance of his/her duties.

     Furthermore, our Articles of Incorporation states that a director or officer shall not be personally liable to us or our stockholders for damages due to breach of fiduciary duty as a director or officer, and shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the state.

     Our Articles of Incorporation do not authorize indemnification in such cases where:

  (a) There are acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law.
  (b)  There is unlawful payment of dividends.
  (c) It is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.

     Our Bylaws provide for indemnification of officers, directors and others to the fullest extent permitted by the laws of the state of Texas. We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Given this information, we may submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final judicial decision of that issue.

     By appointment, our Bylaws and Articles of Incorporation are available for review by all appropriate persons, during our appropriate business hours.

Item 25.  Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses payable by us in connection with this offering:

             Nature of Expenses                    Amount

             SEC Registration Fee               $   1,390
             Accounting Fees and Expenses       $  18,000
             Legal Fees and Expenses            $  30,000
             Printing Expenses                  $   7,000
             Blue Sky Qualification Fees and
              Expenses                          $  10,000
             Transfer Agent's Fee               $   5,000
                                                ---------
             TOTAL                              $  71,390

  (1) The amounts set forth above, except for the SEC fees, are in each case estimated.

/60/

Item 26.  Recent Sales of Unregistered Securities

     During the past 5 years, we have issued unregistered securities to a limited number of persons, as described below. No underwriters or underwriting discounts or commissions were involved. We believe that each transaction was exempt from the registration requirements of the Securities Act, in accordance with Regulation D, Rules 504 and 505, and in accordance with Section 4(2) of the same act.
Accordingly, on or about April 7, 1999, we filed five copies, one of which was an original, of an amended Form D "Notice of Sales Pursuant to Regulation D" notifying the SEC that the offering was exempt from the registration provisions of Section 5 of the Securities Act in accordance to Regulation D, Rule 504 of the same act. Furthermore, on August 25, 1999, an amended copy of our Form D was filed with the SEC, correcting a typographical error.

  (a) During April 1994, we completed an offering of shares of our common stock in accordance with Regulation D, Rule 505 of the Securities Act of 1933, whereby we sold 23,350 shares to approximately 16 unaffiliated shareholders of record, none of whom were or are officers and directors of our company. The shares were sold at a price of $50 per share.

  (b) On July 1, 1994, we issued 5,000 shares to an officer and director, Mr. N. Mark Varel, which were fully paid and non-assessable. All shares were issued under Section 4(2) of the Securities Act of 1933. Subsequently, effective February 14, 2000, the aforementioned officer and director resigned to pursue other business ventures. (See "Management's Discussion and Analysis - Subsequent Events"). Mr. Varel sold his personal stock totaling 600,000 shares, reflective of the 120-to-1 stock split, to individuals desirous of investing in Mag-Well, Inc. This transaction is considered a private transaction according to Section 4(2) of the Securities Act.

  (c)  We filed a "Certificate of Amendment of Articles of Incorporation
     - (After Issuance of Stock)" on March 12, 1999. In this statement it certified that:

       (1)  There were 100,000 shares of common stock issued and outstanding.

       (2) On February 15, 1999, at a duly noticed meeting of the shareholders of Mag-Well, Inc., a vote was taken whereby 71,650 shares voted in favor and none voted against a motion to approve the amendments to the "Articles of Incorporation." The amendments, in effect, authorizes us to issue 20,000,000 shares of common stock and 5,000,000 shares of preferred stock, par value $0.001

       (3) On February 15, 1999, at a duly noticed meeting of the shareholders of Mag-Well, Inc., a vote was taken whereby 71,650 shares voted in favor and none voted against a motion to approve the proposal to split forward the common shares outstanding (100,000 shares at the time) at a rate of 120 to 1.

  (d) On March 2, 1999, we completed an offering of shares of our common stock in accordance with Regulation D, Rule 504 of the Securities Act of 1933, whereby we issued 150,000 shares in exchange for $7,500 of offering costs associated with Mag-Well, Inc.'s SB-2 filing to 1 unaffiliated shareholder of record, who was not and is not an officer or director of our company. (See Table below).

  (e) On April 6, 1999, we completed an offering of shares of our common stock in accordance with Regulation D, Rule 504 of the Securities Act of 1933, whereby we sold 100,500 shares to approximately 52 unaffiliated shareholders of record for cash, none of whom were or are officers and directors of our company. In addition, 122,500 shares were issued in exchange for offering costs associated with Mag-Well, Inc.'s SB-2 filing to the purchaser of the 150,000 shares on March 2, 1999. (See Table below).

     In 1999, a note payable totalling $52,961 was converted to 60,000 shares of common stock (see Note 6 to the Notes to Financial
Statements).

Issuance of Debt Securities and Loans

     In 1996 we issued the following debt instruments:

     A note with an original face amount of $100,000 payable to an individual, Barbara Teeter, who is not a related party to the issuer, was issued June 1996 at an interest rate of 16% to mature after the payment of monthly principal and interest through September 1999 collateralized by an interest in leased equipment.

/61/


     Unsecured notes with a total original face of $110,000 payable to Sports Medicine Specialists Profit Sharing Plan, Carlan K. Yates, Self-Directed Account, was issued March 1996 at an interest rate of 10% to mature after the payment of 36 monthly installments of principal and interest beginning in May 1996. Mr. Yates is not a related party to the issuer.

     Unsecured notes with an original face amount of $50,000 payable to an individual, William Guffey, who is not a related party to the issuer, was issued June 1996 at an interest rate of 10% to mature after the payment of 12 quarterly installments of principal and interest.

     We have established two lines of credit. There currently exists a $73,615 balance outstanding with Chase Bank variable rate line of credit (annual interest rate 10% as of the date of this filing) establised June 1999 and $26,045 balance outstanding with Suntrust line of credit (annual interest rate 15% as of the date of this filing) established January 1999 both finance companies. These loans are unsecured by us, but rather are guaranteed by the individual who is President and our major stockholder, William W. Dillard, Jr. by personal assets.

     The following table represents the beneficial ownership of shares held by each person as completed on March 2, 1999 and April 6, 1999, respectively, for the offering of shares.

Name of              Common  Percentage Date   Offering Transaction Exemption
Beneficial Owner     Stock     Owned    Owned  Purchased  Price       Type 1
                   ---------- -------- ------- --------- ----------  ---------

Campbell Mello
Associates......      150,000   1.21%  3/2/99    $0.05   $ 7,500.00  Reg. D,
                   ----------                            ----------  Rule 504
     Total Sold =     150,000   1.21%          Total $ = $ 7,500.00



Name of              Common  Percentage Date   Offering Transaction Exemption
Beneficial Owner     Stock     Owned    Owned  Purchased  Price       Type 1
                   ---------- -------- ------- --------- ----------  ---------
Joe McCart........     2,000    0.02%  4/6/99   $0.50    $ 1,000.00  Reg. D
                                                                      Rule 504
Ted Geistweidt....     2,000    0.02%  4/6/99   $0.50    $ 1,000.00  Reg. D
                                                                      Rule 504
Mangold Roofing...     4,000    0.02%  4/6/99   $0.50    $ 2,000.00  Reg. D
                                                                      Rule 504
Gary Shuler.......     2,000    0.02%  4/6/99   $0.50    $ 1,000.00  Reg. D
                                                                      Rule 504
L.D. Webb.........     4,000    0.03%  4/2/99   $0.50    $ 2,000.00  Reg. D,
                                                                      Rule 504
Gauntt Gamily
 L.L.C............     2,000    0.02%  4/6/99  $0.50     $ 1,000.00  Reg. D,
                                                                      Rule 504
Patricia Eytcheson,    2,000    0.02%  4/6/99  $0.50     $ 1,000.00  Reg. D,
Trustee...........                                                    Rule 504
Bob Dimler........     2,000    0.02%  4/6/99  $0.50     $ 1,000.00  Reg. D,
                                                                      Rule 504
Clifford H. Collen,
Jr................     2,000    0.02%  4/6/99  $0.50     $ 1,000.00  Reg. D,
                                                                      Rule 504
Gregg R. Gandy....     2,000    0.02%  4/6/99  $0.50     $ 1,000.00  Reg. D,
                                                                      Rule 504
Kirk Rentz........     2,000    0.02%  4/6/99  $0.50     $ 1,000.00  Reg. D,
                                                                      Rule 504
Jerry Rentz, Jr...     2,000    0.02%  4/6/99  $0.50     $ 1,000.00  Reg. D,
                                                                      Rule 504
Frances J. Metheny,
Trustee...........     2,000    0.02%  4/6/99  $0.50     $ 1,000.00  Reg. D,

Robert A. and
Frances J.
Metheny...........     2,000    0.02%  4/6/99  $0.50     $ 1,000.00  Reg. D,
                                                                      Rule 504
Catherine F.
James.............     2,000    0.02%  4/5/99  $0.50     $ 1,000.00  Reg. D,
                                                                      Rule 504
Thomas R. and Stacy
C. James..........     2,000    0.02%  4/5/99  $0.50     $ 1,000.00  Reg. D,
                                                                      Rule 504
Thomas R. James...     2,000    0.02%  4/5/99  $0.50     $ 1,000.00  Reg. D,
                                                                      Rule 504
Frances D. James..     2,000    0.02%  4/5/99  $0.50     $ 1,000.00  Reg. D,
                                                                      Rule 504
David Hamilton
James.............     2,000    0.02%  4/5/99  $0.50     $ 1,000.00  Reg. D,
                                                                      Rule 504
Wm. G. and Susan D.
Hendrickson.......     4,000    0.03%  4/5/99  $0.50     $ 2,000.00  Reg. D,
                                                                      Rule 504
Robin Hendrickson.     2,000    0.02%  4/5/99  $0.50     $ 1.000.00  Reg. D,
                                                                      Rule 504
William R.
Hendrickson.......     2,000    0.02%  4/5/99  $0.50     $ 1,000.00  Reg. D,
                                                                      Rule 504
Sarah M. and Robert
W. Woodward, Jr...     2,000    0.02%  4/5/99  $0.50     $ 1,000.00  Reg. D,
                                                                      Rule 504
Harold D. Wright..     1,000    0.01%  4/5/99  $0.50     $   500.00  Reg. D,
                                                                      Rule 504
Marcy G. Wright...     1,000    0.01%  4/5/99  $0.50     $   500.00  Reg. D,
                                                                      Rule 504
Eric D.Wright.....     1,000    0.01%  4/5/99  $0.50     $   500.00  Reg. D,
                                                                      Rule 504
Steve B. Wright...     1,000    0.01%  4/5/99  $0.50     $   500.00  Reg. D,
                                                                      Rule 504
T. McCullough
Strother..........     2,000    0.02%  4/5/99  $0.50     $ 1,000.00  Reg. D,
                                                                      Rule 504
James M. Stabler..     2,000    0.02%  4/5/99  $0.50     $ 1,000.00  Reg. D,
                                                                      Rule 504
Douglas L.
Phillips..........     2,000    0.02%  4/1/99  $0.50     $ 1,000.00  Reg. D,
                                                                      Rule 504
Andreas Grossman..     5,000    0.04% 3/30/99  $0.50     $ 2,500.00  Reg. D,
                                                                      Rule 504
Robert W. Floyd...       500    0.00%  4/6/99  $0.50     $   250.00  Reg. D,
                                                                      Rule 504
M. Craig Clark....       500    0.00%  4/6/99  $0.50     $   250.00  Reg. D,
                                                                      Rule 504
John Nichols......       500    0.00%  4/6/99  $0.50     $   250.00  Reg. D,
                                                                      Rule 504

/62/
                                                                      Rule 504
Christopher P.
Renaud............       500    0.00%  4/5/99  $0.50     $   250.00  Reg. D,
                                                                      Rule 504
Armand Smith, Jr..       500    0.00%  4/5/99  $0.50     $   250.00  Reg. D,
                                                                      Rule 504
Matthew J.
Parsley..........        500    0.00%  4/5/99  $0.50     $   250.00  Reg. D,
                                                                      Rule 504
Charles Wesley
Goyer, Jr.........     2,000    0.02%  4/6/99  $0.50     $ 1,000.00  Reg. D,
                                                                      Rule 504
C. Wesley Goyer,
III...............     2,000    0.02%  4/6/99  $0.50     $ 1,000.00  Reg. D,
                                                                      Rule 504
John T.
Beecherl..........       500    0.00%  4/5/99  $0.50     $   250.00  Reg. D,
                                                                      Rule 504
Thirsty Assets,
L.P...............       500    0.00%  4/5/99  $0.50     $   250.00  Reg. D,
                                                                      Rule 504
Robert R.
Beecherl..........       500    0.00%  4/5/99  $0.50     $   250.00  Reg. D,
                                                                      Rule 504
Gordon D. May.....     2,000    0.02%  4/5/99  $0.50     $ 1,000.00  Reg. D,
                                                                      Rule 504
WCS Oil & Gas
Corp..............     4,000    0.03%  4/5/99  $0.50     $ 2,000.00  Reg. D,
                                                                      Rule 504
Richard C.
Latham............     5,000    0.04%  4/5/99  $0.50     $ 2,500.00  Reg. D,
                                                                      Rule 504
Sueann T.
Fernandes.........     2,000    0.02%  3/31/99 $0.50     $ 1,000.00  Reg. D,
                                                                      Rule 504
Sandy M.
Fernandes..........    2,000    0.02%  3/31/99 $0.50     $ 1,000.00  Reg. D,
                                                                      Rule 504
Mark J.
Fernandes...........   2,000    0.02%  3/31/99 $0.50     $ 1,000.00  Reg. D,
                                                                      Rule 504
Robert Osborn.......   2,000    0.02%  4/5/99  $0.50     $ 1,000.00  Reg. D,
                                                                      Rule 504
Diana Osborn........   2,000    0.02%  4/5/99  $0.50     $ 1,000.00  Reg. D,
                                                                      Rule 504
Addison Osborn......   2,000    0.02%  4/5/99  $0.50     $ 1,000.00  Reg. D,
                                                                      Rule 504
Austin Osborn.......   2,000    0.02%  4/5/99  $0.50     $ 1,000.00  Reg. D,
                                                                      Rule 504
Campbell Mello
Associates......     122,500    0.99%  3/30/99 $0.50     $61,250.00  Reg. D,
                                                                      Rule 504
                     -------                             -----------
        Total Sold = 223,000    1.80%       Total Sold = $119,000.00

   Total Outstanding             100.00%
      Common Stock =  12,313,000


NOTES TO TABLE:

  (1) The facts that we relied on in claiming exemptions under Regulation D, Rule 504 for these transactions are as follows: We were not, at that time, subject to the reporting requirements of section 13 or 15(d) of the Exchange Act (see Rule 504 (a)(1)), was not an investment company (see Rule 504 (a)(2)), was not a development stage company with no specific business purpose or a business purpose to engage in a merger or acquisition (see Rule 504 (a)(3)), and the aggregate offering price of the two combined Rule 504 offerings did not exceed $1,000,000, nor did we sell in excess of $1,000,000 worth of securities in the 12 months previous to the offerings (see Rule 504
     (b)). The requirements of the current Rule 504 (b)(1) were not in effect until April 7, 1999, and thus would not apply to the offerings in question.

/63/

Item 27.  Exhibits and Financial Data Schedule

Exhibits.     The following is a complete list of Exhibits filed as
               part of this registration statement.

Exhibit 2a:  Escrow Agreement with Chase Bank of Texas,     Rendered as
             National Association                           Previously Filed
Exhibit 2b:  Amendment to Escrow Agreement with Chase Bank  Rendered as
             of Texas, N.A.                                 Previously Filed
Exhibit 2c:  Amendment No. 2 to Escrow Agreement with       Rendered as
             Chase Bank of Texas, N.A.                      Previously Filed
Exhibit 3:   Articles of Incorporation                      Rendered as
                                                            Previously Filed
Exhibit 3e:  Bylaws of Mag-Well, Inc.                       Rendered as
                                                            Previously Filed
Exhibit 5:   Attorney Legal Opinion and Consent Letter      Rendered as
                                                            Previously Filed
Exhibit 10a: Employment Contract - Mr. William W.           Rendered as
             Dillard, Jr.                                   Previously Filed
Exhibit 10b: Employment Contract - Mr. John D. Corney       Rendered as
                                                            Previously Filed
Exhibit 10c: Manufacturing Facility Lease Agreement         Rendered as
                                                            Previously Filed
Exhibit 10d: Licensing Agreement with Petroleum             Rendered as
             Metallurgic Corporation, C.A. (PEMECO)         Previously Filed
Exhibit 10e: Sample of Sales Representative Agreement       Rendered as
                                                            Previously Filed
Exhibit 10f: Sales Representative Agreement with Bob        Rendered as
             Carroll dtd April 10, 2000                     Previously Filed
Exhibit 10g: Sales Representative Agreement with Francis    Rendered as
             Chiang S.H. dtd May 9, 2000                    Previously Filed
Exhibit 10h: Sales Representative Agreement with IOR        Rendered as
             Energy Pty Ltd. dtd June 9, 2000               Previously Filed
Exhibit 10i: Sales Representative Agreement with PT Saga    Rendered as
             Trade Murni dtd April 11, 2000                 Previously Filed
Exhibit 10j: Sales Representative Agreement with Atikol     Rendered as
             Foreign Trade dtd May 16, 2000                 Previously Filed
Exhibit 10k: Sales Representative Agreement with ACC        Rendered as
             Ingenieria Y Servicos Especializados S.A. De Previously Filed C.V. dtd May 16, 2000
Exhibit 101: Current Quotes Outstanding                     Rendered as
                                                            Previously Filed
Exhibit 10m: Export-Import Agreement

Exhibit 14:  Material Patents                               Rendered as
                                                            Previously Filed

Exhibit 23:  Independent Auditor's Consent	            Rendered as
					   				      Previously Filed

Exhibit 99a: Subscription Agreement                         Rendered as
                                                            Previously Filed

Item 28.  Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are made, a post-effective amendment to this registration statement:

  i. Include any prospectus required by section 10(a)(3) of the Securities Act;
  ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in

/64/
       the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
  iii. Include any additional or changed material information on the plan of distribution.


2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933:

     i. The information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     ii. Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.










            [Balance of this page intentionally left blank]

/65/


                              Signatures

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Boerne, State of Texas, on June 18, 2001.




                                 Mag-Well, Inc.


                                 By: /s/ William W. Dillard, Jr.
                                 ----------------------------------
                                 William W. Dillard, Jr., President
                                 and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.


          Signature                    Title                Date
          ---------                    -----                ----

  /s/ William W. Dillard, Jr.      President and Chief     July 11, 2001
  ---------------------------       Executive Officer
      William W. Dillard, Jr.

 /s/ John D. Corney                Chief Operating         July 11, 2001
 ----------------------------       Officer
     John D. Corney

 /s/ William W. Dillard, Jr.       Principal Financial     July 11, 2001
 ---------------------------        Officer
     William W. Dillard, Jr.

 /s/ William W. Dillard, Jr.       Principal Accounting    July 11, 2001
 ---------------------------        Officer
     William W. Dillard, Jr.


                             Signatures of a
                          Majority of Board of
                                Directors

 /s/ William W. Dillard, Jr.       Director                July 11, 2001
 ---------------------------
     William W. Dillard, Jr.

 /s/ John D. Corney                Director                July 11, 2001
 ---------------------------
     John D. Corney

     ___________________                                  ________________

/66/